As filed with the Securities and Exchange Commission on December 29, 2000
                           Commission File Number 333-39760

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      AMENDMENT 2 TO
                                        FORM SB-2
                               REGISTRATION STATEMENT
                              Under The Securities Act of 1933


                           GUINNESS TELLI*PHONE CORPORATION

Nevada                                                  68-0310550
(State or other    (Primary Standard Industrial    (I.R.S. Employer
jurisdictions       Classification Code Number)  Identification number)
of incorporation
or organization
                 GUINNESS TELLI*PHONE CORPORATION
    (Exact name of registrant as specified in our charter)

                     655 Redwood Hwy, #111
                   Mill Valley, CA 94941-3009
                   Telephone:  (415) 389-9442
   (Address and telephone number of registrant's principal executive offices and principal place of business.)

                     Lawrence Guinness
          655 Redwood Hwy., #111, Mill Valley, CA  94941-3009
                     (415) 389-9442
 (Name, address and telephone number of agent for service.)

                            with copies to:
                            Jody M. Walker
                            Attorney At Law
                       7841 South Garfield Way
                       Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box:   | x |

                       CALCULATION OF REGISTRATION FEE
Title of each                              Proposed       Proposed       Amount of
class of                 Amount to be      offering       aggregate     registration
securities                registered        price       offering price     fee

Common Shares            10,000,000          $3.00(1)    $30,000,000      $8,340.00
Common Shares               810,000          $3.00(1)(2)   2,430,000         675.54

                         10,810,000                      $32,430,000      $9,015.54

(1)Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum price per share information is based on the two day average of the closing sale prices of Guinness' common stock, $3.00 per share, reported on the NASD Bulletin Board.
(2)Issuable upon the exercise of common stock commitment warrants issued to selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Dated December 14, 2000

SUBJECT TO COMPLETION

                    Guinness Telli*Phone Corporation


      - up to 10,000,000 shares are issuable to Swartz Private Equity, LLC based on an investment agreement dated April 24, 2000, and

      - up to 810,000 shares are issuable upon the exercise of warrants issuable to Swartz under the investment agreement.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares currently outstanding and may receive proceeds from the sale of shares to Swartz, an underwriter of our common stock and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz and certain selling shareholders.

                 Our shares are listed on the
                 OTC Bulletin Board under the
                         symbol   TELI

Consider carefully the risk factors beginning on page 10 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

            TABLE OF CONTENTS
PROSPECTUS SUMMARY                                5
RISK FACTORS                                      5
SELLING SECURITY HOLDERS                          9
TERMS OF THE OFFERING                             9
DILUTION                                         12
SOURCE AND USE OF PROCEEDS                       12
GUINNESS                                         13
BUSINESS ACTIVITIES                              13
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                        23
     Trends and Uncertainties
     Plan of Operation
     Results of Operations
MANAGEMENT                                       24
      Officers and Directors
      Remuneration
      Indemnification
PRINCIPAL SHAREHOLDERS                           27
SHARES ELIGIBLE FOR FUTURE SALE                  28
MARKET FOR REGISTRANT'S COMMON EQUITY            29
DESCRIPTION OF SECURITIES                        29
INDEMNIFICATION                                  30
LEGAL MATTERS                                    30
LEGAL PROCEEDINGS                                30
ADDITIONAL INFORMATION                           30
EXPERTS                                          31
INTERESTS OF NAMED EXPERTS AND COUNSEL           31

                        PROSPECTUS SUMMARY


GUINNESS

Our executive offices are located at 655 Redwood Hwy., # 111, Mill
Valley, CA 94941-3009.   These premises are approximately 4396 square
feet of space located in Mill Valley, California, where we maintain our
administrative offices and Telli Pages server.   These offices are
leased on a three year basis for $12,392.68 per month.   Our telephone
number is (415) 389-9442

CORPORATE OPERATIONS

Guinness, a Nevada corporation, is the developer of an online system that gives households a fast, free, simple-to-use, local online service and the Telli Pages. The Telli Pages instantly delivers detailed, up-to-the-minute, local information via a personal computer or a Telli Screen connected to a telephone.

ABOUT OUR INVESTMENT AGREEMENT

We have entered into an investment agreement with Swartz Private Equity, LLC for Swartz to invest up to $30 million, at our option, through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume and a minimum period of time since the last sale. Each sale will be to Swartz. In turn, Swartz will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

KEY FACTS
Shares being offered for resale
to the public...........................10,000,000

Total shares outstanding prior to
the offering............................34,903,409
                                        as of November 30, 2000

Total shares outstanding after the
offering................................44,903,409

Total shares outstanding after the
offering and exercise of all
options/warrants........................45,713,409

Price per share to the public...........Market price at time of resale

Total proceeds raised by offering.......None; however, we may receive up to $30 million from Swartz under
                                        the investment agreement and
                                        additional amounts may be received
                                        from the exercise of warrants

Market for common stock                 Our shares are currently listed
                                        on the National Association of
                                        Securities Dealers Over The
                                        Counter Bulletin Board under
                                        the stock symbol TELI.

Transfer Agent                          Pacific Stock Transfer Co.
                                        located at Las Vegas, Nevada is
                                        the transfer agent for our
                                        securities.



----------------------------------------------------------
                       RISK FACTORS
----------------------------------------------------------

1.   The report of the certifying accountant expresses a going-
concern qualification that Guinness may not be able to continue
as a going-concern.   You may lose your entire investment if we
cannot achieve or sustain profitability.

The report of the certifying accountant expresses a going concern
qualification.   As of September 30, 2000, Guinness and our
predecessor had an accumulated deficit of $(18,641,983) with
current liabilities of $1,857,098.   We currently expect to
significantly increase our operating expenses to develop and expand our sales and marketing operations, to fund greater levels of product development, and to develop and commercialize
additional media properties.   As a result of the foregoing
factors, we expect to continue to incur significant losses on a
quarterly and annual basis for the foreseeable future.   These
conditions raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will achieve or sustain profitability.

2. The funds we may receive from Swartz will not be sufficient for our long term capital requirements and we may have to raise additional financing.

We believe that the funds to be raised in this offering, assuming the successful completion of a maximum offering, together with our revenues will be sufficient to provide us with capital sufficient to fund our short-term needs. It is likely that we will be required to raise additional capital. We cannot assure you that the proceeds we receive from Swartz will, in fact, be available or if available will be sufficient in the near term or that conditions and circumstances may not result in subsequent cash requirements by us, or that future funds will be sufficient to sustain operations and to meet growth. In the event of such developments, attaining financing under such conditions may not be possible, or even if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us.

3.   Even if the use of the Telli Pages continues to grow, we may not
have the infrastructure to support the demand.   We may not be able to
obtain the additional financing needed to create the infrastructure necessary to support the demand.

If the Telli Pages experience significant growth in the number of users and level of use, we cannot assure you that our Telli Pages infrastructure will be able to support the demand placed upon it by such potential growth. In addition, the Telli Pages could lose our viability due to delays in the development of adoption of new standards and protocols required to handle increased levels of activity, or due to increased government regulation.

4.   We failed to file some of the required filings on a timely basis
under the Securities Exchange Act of 1934.   We may have potential
liability under the securities laws.

We did not timely file our December 31, 1998 Form 10-K, each of our Form 10-Q's and the requisite notification of late filing on Form 12b-
25 for each of our 1999 Form 10-Q's.   We cannot easily ascertain the
nature and extent our liability under the Securities Exchange Act of
1934.   The untimely filings may adversely affect our ability to raise additional financing.

5.   The private equity line provides for an increasing number of shares to be issued to Swartz as the market price for our common stock
falls.   This could have an adverse affect on your investment.

The increase number of shares to be issued to Swartz will dilute your equity position, depress the price of the common stock, encourage short
sales and could cause a change in control in Guinness.   No finder or
other fees were or will be paid in connection with the various agreements with Swartz or its affiliates.

6.   We are dependent on third party distribution of content.   If our
relationship with third party distributors ends, we may have delays or cessations of phone system transmission to users.

Guinness will be dependent on local telephone companies to provide transmission of Telli Pages Directory information to users. The telephone companies may assess data transmission rates that are sufficiently high to make use of the Telli Pages too expensive for most
users.   In addition, disruptions in our ability to carry on our
business due to phone system transmission or equipment failures causing interruptions, delays or cessations in service to users could result in a material adverse effect on Guinness' business, results of operations, and financial condition.

Changes in or insufficient availability of telecommunications services to support the Telli Pages also could result in slower response times and adversely affect usage of the Telli Pages Directory.

7. We are dependent on suppliers of Telli Screen and Telli Phone Components; Single Sources of Supply; Assembly of Telli Screens
and Telli Phones; Cost of Telli Screens and Telli Phones.   If these
supply sources were terminated, we would incur costs delays in finding new suppliers.

Guinness currently assembles Telli Screens and Telli Phones from
components or assemblies that are purchased from single sources.   Some
of the components and assemblies used by Guinness for which there are not immediately available alternative sources of supply are provided to Guinness under standard purchase arrangements. If a shortage or termination of the supply of any one or more of such components or assemblies were to occur, however, Guinness' business could be materially and adversely affected. In such event, Guinness would have to incur the costs associated with redesigning the Telli Screen and Telli Phone to include available components or assemblies or otherwise obtain adequate substitutes, which costs could be material.

Also, there is no assurance that in redesigning Telli Phone products to include available components or assemblies that the operation of Telli Phone products could be materially and adversely affected. Any delays with respect to redesigning Telli Phone products or obtaining substitute components would materially and adversely affect Guinness' business, results of operations, and financial condition.

There is no assurance that the components or assemblies purchased, when delivered, that some or all the components will not be defective or that all of the components can be delivered in accordance with the intended delivery schedule. Significant defects in the components and/or a delay in the delivery of the components could significantly and adversely affect the success of Guinness' business, results of operations, and financial condition.

8. We must continue to enhance Telli Screens, Telli Phones, and the Telli Pages Directory or we may not be competitive with new technology.

To remain competitive, Guinness must continue to enhance and improve the responsiveness, functionality, and features of Telli Screens, Telli Phones, Telli Pages, and the Telli Pages server, as well as other branded media properties that may be developed. There can be no assurance that Guinness will be able to successfully maintain competitive user response time or implement new features and functions, such as user personalization and protection, which will involve the development of increasingly complex technologies. There can be no assurance that Guinness will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of new products and enhancements, or that our new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance.

Further, because we have only recently commenced shipment of our products, there can be no assurance that, despite testing by Guinness and by current and potential customers, errors will not be found in Guinness' products, or, if discovered, successfully corrected in a timely manner. In addition, any enhancements of or improvements to Telli Screens, Telli Phones, Telli Pages, Telli Pages servers, or new media properties may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of Guinness' brand name recognition. Any failure of Guinness to effectively develop and introduce these properties, or failure of such properties to achieve market acceptance, could adversely affect Guinness' business, results of operations, and financial condition.

9. We will need additional equipment to successfully continue operations.

Guinness anticipates that the server equipment to be acquired for the market launch will be sufficient to successfully operate a single Telli Pages Directory in the initial markets we target. However, Guinness also anticipates that the continuing success of the Telli Pages in the initial markets will depend on Guinness' ability to acquire additional Telli Screens and server equipment to expand our network into additional markets. We cannot assure you that we will be able to acquire such additional Telli Screens and server equipment or to successfully expand into additional markets.

10.   We do not have protection for intellectual property.

Guinness has filed for copyright/trademark protection of Guinness, but does not possess any patent or registered intellectual property rights with respect to any of our technology and has not filed any concept patent applications.

In addition, much of the technology utilized in the development of Telli Phones and Telli Screens is generally available to other manufacturers. Some of the technology utilized in the Telli Phone and Telli Screen hardware is licensed to Guinness on a world-wide perpetual
basis.   Guinness may find that we have to make royalty or licensing payments for using the technology of other companies. In addition, other companies with greater financial, marketing and other resources than Guinness could produce products similar to the Telli Screen, the Telli Phone, and the Telli Pages Directory, which if produced, may have features, pricing and other characteristics which would make them more acceptable to the market than the products of Guinness.

Despite precautions, there is the possibility of a third party accessing and copying Guinness' proprietary technology or independently developing similar or superior technology. In this case, litigation could have an adverse effect on Guinness.

11. We could experience security risks and system disruption and we do not have any product liability insurance.

Guinness has developed software for a security protocol which operates in conjunction with encryption and authentication technology. Despite the existence of this technology, Guinness' products may be vulnerable to break-ins and similar disruptive problems caused by Telli Pages users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of Guinness' servers and the computer systems of other Telli Pages Information Providers, which may result in significant liability to Guinness and may also deter potential customers.

Alleviating problems caused by third parties may require significant expenditures of capital and resources by Guinness and may cause interruptions, delays, or cessation of service to Guinness' customers; such expenditures or interruptions could have a material adverse effect on Guinness' business, operating results, and financial condition.

12. We have a limited public market and you may not be able sell your common shares.

Although Guinness' common stock became listed on the NASD OTC Bulletin Board under the symbol "TELI" in 1997, there has been little significant trading of Guinness' common stock, and there can be no assurance that a long term active public market for the common stock will develop or be sustained.

13. We must make payments on our notes payable and pursuant to royalty agreements that will decrease our profitability.

There are 17 individuals who advanced cash to Guinness in exchange for royalty rights Under the agreement, Guinness will pay royalties aggregating 2.267% of the manufacturer's actual net price for which each Telli Phone device is sold.

In the agreement dated February 18, 1990 with CoNetCo, we must pay a continuing royalty of 5% of all revenues generated by CoNetCo or any of our subsidiaries.

Payments of these royalties will have a negative affect on our cash flow and will decrease our profitability.

14. You will experience dilution of the value of your investment in us.

      The shares and the warrant shares are dilutive to the current outstanding and issued shares of common stock and the consummation of the offering may have an adverse effect on the public trading price of our common stock.

      Our articles of incorporation authorize the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by our Board of Directors. Accordingly, our board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute the common shareholder's interest and depress the price of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Moreover, the substantial amount of outstanding debentures and number of warrants, and their terms of conversion, may discourage or prevent us from being acquired.

-----------------------------------------------------
               SWARTZ
-----------------------------------------------------

The following table sets forth certain information with respect to the underwriter as of November 30, 2000. An asterisk indicates if their common stock ownership is less than one percent.

                                 BENEFICIAL
                                OWNERSHIP OF
                               COMMON STOCK AS        MAXIMUM NUMBER OF       AMOUNT AND PERCENTAGE OF
                               OF November 30,      SHARES OF COMMON STOCK      COMMON STOCK AFTER THE
           NAME                     2000              OFFERED FOR SALE                  SALE
-----------------------------  ---------------    -----------------------     -------------------------
                                                                                 NUMBER          %
                                                                              ------------  -----------

Swartz Private Equity, L.L.C.             --             10,810,000             10,810,000       30.10%

The above table assumes that Swartz will sell all of the shares of
common stock offered hereby.   We cannot assure you that Swartz will
sell all or any of the shares offered hereunder.

This number includes 810,000 common shares issuable upon exercise of outstanding commitment warrants which are currently exercisable, which represents 2.602% of our issued and outstanding common shares as of
November 30, 2000.   This number also includes (solely for purposes of
this prospectus) up to an aggregate of 9,090,909 shares of our common stock that we may sell to Swartz pursuant to the investment agreement and 909,091 shares issuable upon exercise of purchase warrants issuable in connection with the investment agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and
13(g) of the Exchange Act before their acquisition by Swartz.   It is
expected that Swartz will not beneficially own more than 9.9% of our standing common stock at any time.

The beneficial owners of Swartz Private Equity, L.L.C. are Eric S. Swartz, Swartz Ventures, Inc., Kendrick Capital Management, Inc. and Kendrick Ventures, Inc.


----------------------------------------------------------
                    TERMS OF THE OFFERING
----------------------------------------------------------

      Swartz is free to offer and sell its common shares at such times, in such manner and at such prices as it may determine. The types of transactions in which the common shares are sold may include transactions in the smallcap market, including block transactions, negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

      Swartz has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

      Swartz may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the
underwriter.   They may also receive compensation from the purchasers
of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      Swartz Private Equity, LLC is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

       Swartz will be subject to prospectus delivery requirements.

      We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided the underwriter with a copy of such rules and regulations.

      Swartz also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.


-----------------------------------------------------------
                   INVESTMENT AGREEMENT
-----------------------------------------------------------

      OVERVIEW. On April 24, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell, at our option, our common stock for up to an aggregate of $30 million from time to time during a three-year period beginning on the date that this registration statement is
declared effective.   This is also referred to as a put right.

      PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share, if applicable, at which Swartz may purchase shares during the put. The designated minimum purchase price per common share, if we chose to specify one, shall be no greater than 80% of the closing bid price of our common stock on the advance put notice date. The number of common shares sold to Swartz in a given put may not exceed the lesser of:

      - 15.0% of the aggregate daily reported trading volume (excluding any block trades of 20,000 or more common shares during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is twenty business days after the date we invoked the put right (excluding certain days where the common shares trade below a Guinness specified minimum price).

      - 15.0% of the sum aggregate daily reported trading volumes excluding any block trades of 20,000 or more shares of common stock for the twenty (20) business days immediately preceding the put date.

      -     the intended put amount specified by us in our put notice,

      - the number of our shares which when multiplied by the put share price equals $2 million,

      - an amount of put shares, which when added to the number of put shares acquired by the investor during the 31 days preceding the put date would exceed 9.99% of the number of common shares outstanding (on a fully diluted basis).

      For each common share, Swartz will pay us the lesser of:

      -    the market price for the applicable pricing period, minus
           $.25, or

      -    91% of the market price for the applicable pricing period.

      Market price is defined as the lowest closest bid price for the common stock during the pricing period. The pricing period is the period beginning on the business day immediately following the put date and ending on and including the date which is 20 business days after such put date.

      WARRANTS.   We have delivered to Swartz warrants to purchase
810,000 shares of our common stock at anytime for five years.   Within
five business days after the end of the pricing period for each put, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each of these warrants will be exercisable at a price which will initially equal 110% of the market
price for the applicable put.   The warrants will have semi-annual
reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

      LIMITATIONS  AND CONDITIONS  PRECEDENT TO OUR PUT RIGHTS.
Swartz is not required to acquire and pay for any common shares with respect to any particular put for which, during the period beginning on the date of our advance put notice and ending on the last day of the pricing period for the put:

       - we have announced or implemented a stock split or combination of our common stock;

       -    we have paid a common stock dividend;

       - we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or

       - we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

      SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our common stock, except that after they have received a put notice, they may sell a number of shares in long sales or short sales, up to the number of shares specified in the put notice.

      CANCELLATION OF PUTS. We must cancel a particular put if between the date of the advance put notice and the last day of the pricing period:

      - we discover an undisclosed material fact relevant to Swartz's investment decision;

      - the registration statement registering resales of the common shares becomes ineffective; or

      -    shares are delisted from the then primary exchange.

      NON-USAGE FEE. On the last business day of each six-month period, if we have not put $1,000,000 of our stock to Swartz, we will be required to pay Swartz a non-usage fee equal to the difference between $100,000 and 10% of the aggregate put amounts to Swartz during such six month period. This non-usage fee shall be suspended, at our request, for up to nine months if we are undertaking a secondary offering of our stock.

      TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

      RESTRICTIVE COVENANTS. During the term of the investment agreement, we are prohibited from transferring, selling, or otherwise disposing of:

      - any of our material assets to any of our subsidiaries except for cash or cash equivalent and for a proper business purposes, or

      - any of our material assets to any officer, director or owner of 20% or more of our common stock.

      RIGHT OF FIRST REFUSAL. During the term of the investment agreement and for one year after its termination, we are prohibited from issuing or selling any capital stock or securities convertible into our capital stock for cash in private capital raising transactions, without obtaining the prior written approval of Swartz. In addition, Swartz has the option for 10 days after receiving notice
to purchase such securities on the same terms and conditions.   This
right of first refusal shall not apply to acquisitions or option plans.

      SWARTZ'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Swartz (including affiliates, their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.


--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

      We expect to sell to Swartz Private Equity, LLC up to $30,000,000 of common stock under the investment agreement. Additional amounts may be received if the warrants to purchase common stock are exercised.

We intend, in the following order of priority, to use the net proceeds from this offering as follows:

Completion of production of Telli Screen
   System engineering                            500,000
Market program for Telli Marin                   250,000
Expansion of dial-in Telli Server systems
   (3,000) online users                          250,000
Development of Telli Listings for expansion
   Los Angeles area, San Diego area, San
   Francisco Bay area                          2,500,000
Marketing programs of addition areas             500,000
Miscellaneous working capital                  1,000,000
Manufacture of Telli Screens                  25,000,000

                                             -----------
            Total                            $30,000,000

The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

       -       The progress of our final development of our business,

       - Revenues generated from existing and anticipated services, products and licenses,

       -       The development of marketing and sales resources,

       - Administrative and legal expenses, and other requirements not now known or estimable.

We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 9 months.

-------------------------------------------------------
                        GUINNESS
-------------------------------------------------------

Organizational History. Guinness Telli*Phone Corporation, a Nevada corporation, was originally incorporated on July 8, 1993 as U.S. Telli*Phone Corporation. Effective August 4, 1993, U.S. Telli*Phone acquired all of the outstanding shares of Innstar Corporation, an inactive company having no assets, in exchange for 1,551,480 shares of Guinness's stock. Innstar Corporation was then merged into Guinness. U.S. Telli*Phone did not receive any consideration beyond the exchange of shares. The merger was accounted for as a recapitalization and Innstar had no assets, liabilities or operations to include in the accompanying financial statements. The purpose of the merger was to acquire a company whose shares were registered with the Securities and Exchange Commission and to change its domicile to Nevada which is where U.S. Telli*Phone was incorporated.

The corporate name was changed to Guinness Telli*Phone Corporation effective on September 13, 1993. On March 15, 1994, through a series of agreements among Guinness, CoNetCo, which was a California Corporation, and Lawrence A. Guinness, CoNetCo's founder and its principal shareholder, Guinness, pursuant to a Reorganization in accordance to section 368 (a)(1)(b) of the Internal Revenue Code, as amended, acquired all of the issued and outstanding stock of CoNetCo in exchange for 11,041,000 shares of the common stock of Telli.

Through this acquisition, we acquired the rights to a telephone and community news and information computer software online directory and the Telli Phone, a combined telephone and computer communications product with a small screen, that has the ability of accessing the Telli Pages Directory through ordinary telephone lines. The Telli Phone has the potential of replacing the standard telephone now used in virtually every household and office in the United States. Through the Telli Phone's combined digital answering machine and interactive networking access system, users will have the ability to send, receive, and store vast amounts of electronic information and transactions locally and worldwide.

Effective February 18, 1990, as amended by the March 15, 1994 agreement, CoNetCo, then Guinness' wholly-owned subsidiary, acquired from CoNetCo's major stockholder the assets of the businesses known as Guinness Productions, Inc. and Guinness Computer Television Corp. in exchange for 8,000,000 shares of CoNetCo stock and royalty rights. The assets acquired from the Guinness Companies consisted primarily of product development efforts performed by the Guinness Companies to further develop the Telli Phone.

For accounting purposes, all costs incurred by the Guinness Companies to develop the Telli Phone were expensed in accordance with Financial Accounting Standards Board Statements No. 2, Accounting for Research and Development Costs. The assets acquired from the Guinness Companies have been valued at their historical cost basis and not current fair market value, if any, because all entities are under common control. The liabilities incurred and assumed by the Guinness Companies during its development of the Telli Phone were assumed by the shareholder of the Guinness Companies. The liabilities assumed by the Guinness Companies' shareholder total approximately $ 7.2 million, which include approximately $2.3 million of investor notes payable and related delinquent compounded interest of $3.6 million. Such liabilities were incurred by the Guinness Companies primarily during the years 1982 to 1989. Such liabilities assumed have been treated as a capital contribution and increased paid-in capital. CoNetCo and the Guinness Companies are predecessors of Telli and their activities are included in the cumulative financial data. Included in the deficit accumulated during development stage is approximately $7.2 million relating to the Guinness Companies.


Recent Acquisition.   Effective August 4, 2000, we acquired the assets
of NewsSurfer.com Corporation in exchange for 1,000,000 shares of stock, valued at $2.50 per share, and the assumption of approximately
$41,000 in liabilities.   The acquisition included cash of $9,649,
receivables of $23,859, equipment of $5,077 and trademarks and patents of $2,502,415.

Properties.   Guinness currently occupies and has a three year lease on
approximately 6000 square feet in three suites located at 655 Redwood Highway, Mill Valley, California 94941, where we maintain our administrative offices and Telli Pages server. In addition, Guinness currently occupies approximately 425 square feet of space at 3030 Bridgeway, Suite 425, Sausalito, California 94965, approximately two miles from our administrative offices and server, where it maintains our engineering, research, and product development facilities. These spaces are leased on a three year basis at an aggregate of $8,611.25 per month for rent storage and maintenance charges. The facilities are sufficient to meet the current requirements of Guinness and the business we conduct. All production of the final product will, in the near future, be sub-contracted to other manufacturers and suppliers.

Guinness will be required to expand when operations commence. There is adequate space for expansion in Marin County, California, the area in which Guinness is currently located.

Guinness does not intend to consider setting up our own facilities to manufacture Telli Screens and Telli Phones until after the initial introduction of our products and the systems which it is developing have been fully tested. Management expects an increase in facilities requirements during 2001.

Operations.   We are the developer of an online system that gives
households a fast, free, simple-to-use, local online service and the Telli Pages. The Telli Pages instantly delivers detailed, up-to-the-minute, local information via a personal computer or a Telli Screen connected to a telephone. We are of the opinion that the system is easier to use than an ATM.

Guinness has generated $118,000 in revenues to 11/30/00.   We are
currently signing up advertisers and allowing them to advertise for free until such time as we begin the distribution of our Telli Screens. The Telli Screen will be manufactured for distribution with the use of proceeds from our investment agreement with Swartz.

Consulting Agreement.   On July 31, 2000, Guinness entered into a
consulting agreement with Stellcom, Inc. located in San Diego, California.

Stellcom will generate and deliver the following:

Five (5) Telli*Screen Alpha prototype boards
Five (5) Telli*Screen Beta prototype boards
Schematics
Costed Bill of Materials (BOM)
Approved Vendor List (AVL)
Parts placement (Assembly) drawing
PCB Fabrication drawing
All developed source code with comments
All custom and standard cables assemblies including connector part numbers and wire gauges

Payments to Stellcom shall be made as follows:
   - Stellcom has invoiced Guinness for $125,000 upon the execution of the Agreement and the Project Assignment by the parties;
   - Stellcom will invoice Guinness for $75,000 upon delivery of Alpha schematics;
   - Stellcom will invoice Guinness for $75,000 upon delivery of Alpha layout documents;
   - Stellcom will invoice Guinness for $75,000 upon delivery of Alpha prototype units;
   - Stellcom will invoice Guinness for $50,000 upon delivery of Beta prototype units and final Deliverables.

Product.   The Telli Pages is an electronic version of the printed
yellow pages directory and includes detailed community news, schedules, agendas, events, and classifieds.

Unlike the Internet, which requires significant training and lots of spare time, Telli Pages is accessed quickly and easily using a simple telephone keypad. Guided by numbered statements, people make choices that are instantly analyzed by the Telli Pages proprietary authored indexing system. This quick simulated conversation zips you to local listings displaying current details you need. The Telli Pages includes telephone business listings, retail advertising and current specials, community newsletters and notices, school agendas and reports, and classified buy and sell ads.

Our first Telli Pages Directory is stationed in a computer at Guinness' offices in Mill Valley, California. It is connected to the local telephone system and operates as the server for the Marin Telli Pages. (The Pacific Bell Marin Yellow Pages serves approximately 100,000 households and generates $20 million in annual advertising revenues.)

We have taken the telephone yellow pages directory and improved on it. The inexpensive Telli Pages can be updated instantly, and as often as needed.

- All businesses have a free name and address listing. Connected to their free listings are Telli Pages of unlimited, inexpensive space to write extensive information about their products and services.

- Advertisers can update their Telli Pages at any time and at no additional cost, so information and specials will be up-to-the-minute.

- An intelligent, interactive, on-screen touch-tone indexing system allows people to target information on personal topics quickly and efficiently.

- With a Telli Screen, Telli Pages are always instantly and conveniently available on a screen next to your telephone.

The Telli Pages provide residents of the community with a "small town" visual communication forum for local businesses, organizations, associations, groups, and residents to distribute reviews, schedules, newsletters, and reports, and reserve or purchase tickets, food and merchandise, and distribute special discount offers and preferred commercial arrangements.

Plan of Operation.   Our general plan of operation beginning with the
calendar year 2000 was to introduce the Telli Pages to the marketplace within a single community, promote the Telli Pages Directory in the marketplace and prepare for large scale production of Telli Screens.

The bulk of the effort required to bring Telli Screens to the large scale production stage will take place in parallel with the market introduction of the Telli Pages accessed through personal computers.

The first Telli Pages server is stationed in our administrative offices in Mill Valley, California. The computer operating as the server contains Guinness's proprietary online operating system for the Telli Pages Directory and over 10,000 programs that operate the indexing system for navigating the Telli Pages Directory. As of August 1999, the server contained the up-to-date listings for all retail businesses and schools in Marin County. Starting the fall of 1999 we added the listings for all professional businesses and services. The server is connected to the local telephone system and is fully operational.

The Telli Phone and Telli Screen proprietary operating system includes application software for the telephone and speaker phone, answering machine, address book, auto-dialer, screen graphics and text, access to the Telli Pages, and engineering functions for the Telli Phone's hardware components. The Telli Phone smart card reader is installed and commercial software application programs will be developed when the product is in the marketplace.

Our engineers have designed an inexpensive computer board to eliminate many hardware components necessary for the operation of a personal computer but unnecessary for the successful operation of Telli Screens as the everyday consumer products for which they were designed. We have estimates from consultants experienced in the manufacture of computer appliances of a feasible price per Telli Screen when produced in volume. It is difficult to predict an accurate price until we learn the level of consumer response to the Telli Pages to determine a feasible size for Telli Screen production runs.

We expect that there will be many methods of financing for the manufacture of Telli Screens to allow us to order large runs and reduce the cost to manufacture Telli Screens and establish Telli Pages Directories in additional geographical areas throughout the United States. These will include strategic alliances with various major retailers and online service providers, franchising of Telli Pages territories, the sale of Telli Pages rights for hotels and resorts, and long term credit and leasing arrangements with banks and manufacturers of Telli Screen equipment.

We expect that the first community Telli Pages Directory will quickly establish a significant standard for accessing important local, everyday information. Through this success we plan to install Telli Pages Directory sites in communities across the United States within areas defined by the local telephone calling areas.

To this end, we have begun discussions with major financial groups that have indicated interest in financing our expansion plans.

Telli Pages Directory Access Area

The area of Marin to be covered by the Telli Pages contains approximately 100,000 households. This represents less than 5% of the total population of the Bay Area. The median income in Marin County is $72,400 per household.

Most of the population in and around Mill Valley works in San Francisco. The people live in expensive homes and care about their community, their children's education and protecting their quality of life. There are Little League Baseball teams, soccer leagues, Boy Scout Troops, service clubs, recreation centers, church groups, sailing clubs, and hiking and biking trails.

Pacific Bell's Yellow Pages for Marin County generates advertising revenues in excess of $20 million annually from approximately 40,000 listings. It produces 461,000 purchases every month (National Yellow Pages Monitor Ratings). The cost of a 1.5" x 1.5" column ad (black type only) is $48.00 per month. The cost of a 3" x 1.5" column ad (black type only) is $111.50 per month.

Unlike the Telli Pages that can be continually revised and updated, the Yellow Pages is printed only once a year. Due to its inflexible format, it does not contain much advertising from major department stores, grocery stores, recreation departments (clubs, community centers, etc.), real estate brokers, airlines, ground transportation agencies, movie and live theaters, government agencies, consumer agencies, or service bureaus.

The Yellow Pages does not allow for advertising from individuals such as tutors of academic studies or sports, house cleaners and maintenance, entertainers (for parties, etc.), local rentals (tools, sports equipment), and second hand items (books, clothes, etc.).

Individuals cannot distribute controlled advertising to generate part-time extra income through arts, crafts, and hobbies. Through the Telli Pages people could offer sewing, baking, maintenance, video production, and word processing. Collectors of baseball cards to antiques could trade and barter.

Corporate Marketing Plan

We have introduced the Telli Pages to individual communities through a promotional campaign whereby people with personal computers are able to download the free Telli Pages system to their personal computers for direct access to Telli Pages servers. Later we plan to distribute free Telli Screens to households in each area to establish a critical mass of users at minimal cost.

Revenues for our products will be generated initially from storage of pages of commercial advertising and community information in the Telli Pages Directory at an initial minimum monthly rate of $30.00 per page, fees from special advertising screens loaded into Telli Screens for off line reference, and licensing fees from companies and organizations with online servers that wish to communicate or transact business with Telli Screen users. We plan to promote the sale of complete Telli Screen systems to businesses, associations, and government agencies to establish internal telecommunications information networks.

Our initial marketplace is householders, especially people who do not have the time or inclination to use a personal computer to exchange information through a world wide online system, and a large marketplace of individuals, businesses, and local groups whose primary interest is communicating and doing business with consumers and residents who reside within the few miles surrounding their location (a reported $72 billion market in local advertising). In our opinion, Telli Pages users can reference local information faster, with greater ease, and at less cost than surfing the Internet through a personal computer.

The potential advantage of the Telli Pages is that retail outlets can communicate with households near their place of business to encourage them to stop by. Telli Pages offer advertisers the opportunity to issue a variety of specials and discounts on a day-to-day basis to target individual buying patterns. In this way they can attract a large audience of local customers over a long period of time to maintain a constant flow of business.

The initial success of the Telli Pages is dependent on the number of households with personal computers and ultimately on our ability to supply Telli Screens to a great number of homes in a concentrated area within a very short period of time. We believe that our ultimate success to secure advertising revenues will be dependent upon our ability to assure advertisers that a concentrated mass of householders near their places of business will have access to their promotional pages and use the Telli Pages Directory on an ongoing basis. In this way we will be able to encourage advertisers to move their advertising dollars from the yellow pages to the Telli Pages.

Within each area where a Telli Pages Directory is to be established, we will select an affluent community with a concentration of population around a large retail center. After establishing a Telli Pages Directory that can be accessed directly from personal computers, we intend to make CDs available to businesses and community groups to deliver to their customers or members for the purpose of maintaining a line of communication with their customers or members. Later, we intend to deliver Telli Screens free of charge to the homes of families with school age children.

To encourage parents to accept free Telli Screens in their homes and use the Telli Pages we plan to maintain an up-to-date school directory with daily classroom homework assignments, teacher's notes, school news, and district information.

Telli Pages operators who work with retail establishments in the area will be assigned individual schools where they will organize and maintain procedures for securing data and entering it in the appropriate sections of the Telli Pages Directory school news section in a timely manner. In the high schools, students wanting a part-time job may be hired to assist the Telli Pages operators.

Through this campaign, local retail establishments can promote the fact that they are supporting their local schools through the Telli Pages. Conversely, parents will be encouraged to patronize those retail establishments that advertise in the Telli Pages.

 Building Directory Listings

We have hired Telli Pages operators and supplied them with Telli Pages terminals to enter information onto the Telli Pages similar to the method the yellow pages uses to update their information once a year. Many of these operators will work from their homes. We plan to concentrate on hiring people with children who will appreciate the opportunity to work from home.

Telli Pages operators will be assigned a specific set of commercial accounts in their area that they will call on a regular basis to:

- inform their assigned businesses, groups, and associations of the advantages of listing in the Telli Pages Directory and encouraging them to list in the Telli Pages

- assist advertisers by entering their information under their listing in the Telli Pages

- help advertisers to keep their information current by editing their Telli Pages or by modifying their listing categories

- inform advertisers of new ideas that they may incorporate in their listings to increase their business or new programming systems that we may develop from time to time to improve their consumer communications

Telli Sponsored Advertising

We have started delivering advertising packages to all businesses in the area served by the Telli Pages. The package provides them with information on the Telli Pages and the Telli Screen. It will announce that Telli Screens are being introduced into their area and that many affluent consumers, located near their place of business, will have access to Telli Screens and the Telli Pages Directory.

They are being informed that a listing of the name of their establishment, the address, and telephone number already appears in the Telli Pages Directory along with those of their competitors under the appropriate categories. The package includes a return postage paid Telli Pages Data Listing Card for them to create one Telli Page of information that they would like to see available to consumers under their listing in the Telli Pages Directory, plus online access for contacting the Company. They are being offered one free listing of one advertising Telli Page of information "on approval" for a period of 30 days to give them a chance to evaluate the Telli Pages as an advertising medium.

To support this mailing program, we will purchase significant advertising space in the local newspapers to promote the fact that "Telli Pages are here" and that Telli Pages CDs are available to households and businesses in the area with PCs and that Telli Screens are to follow. The purpose of the advertising program will be to encourage support for the Telli Pages throughout the community, make merchants aware of the marketplace available to them to encourage them to return their Telli Pages Data Listing Cards as soon as possible, and to evaluate the response to the Telli Pages from people and businesses in the adjoining areas where
Telli Screens have not yet been distributed to households ("market research to evaluate and determine future budgeting for advertising, promotion, and the production of Telli Screens").

Free Newspaper and Magazine Articles

Human interest stories and Telli Pages background articles will be prepared by us and sent to the local newspaper, magazine, radio, and television stations. Some of the articles to be written or subjects to be promoted are:

   -     Telli Pages, the local schools, and funding for education

   -     Telli Pages vs. the old yellow pages

   - Telli Screens and their use by government and local politicians

   - Telli Pages and their importance to community groups and associations

   - ideas from people and businesses in the community on how they are using the Telli Pages.

Workshops, Sales Demonstrations, and Seminars

Members of our marketing staff are working with local school foundations, clubs, associations, and community groups to conduct workshops and demonstrations in the geographic area served by the Telli Pages. The purpose is to demonstrate the Telli Pages and later the Telli Screen to business and professional members of the community and inform them of the advantages provided everyone by communicating through the Telli Pages.

The marketing staff are encouraging these people to work with the local Telli Pages operators to help them understand how the Telli Pages are used in the community, how to use Telli Pages to their benefit, and how easy it is to create and update Telli Pages of information. In addition, the marketing staff will assist advertisers in using the media to draw people's attention to their Telli Pages listings.

Members of local groups, associations, and organizations will be invited to attend seminars in our offices to learn the many functions of Telli Screens and the Telli Pages and how to promote their use through their network of members to reduce their costs, simplify their operations, and generate income. People attending these seminars will be invited to take a Telli Screen home and test it with members of their household.

We believe that a cooperative marketing effort among many people, businesses, and organizations who agree to use the Telli Pages to broadcast information will encourage the growth of the Telli Pages into other communities. Through advertising and articles in the local media, the information available through the Telli Pages will be highlighted by those who have created it.

Telli Screen User Smart Cards

As the success of Telli Pages builds, we intend to issue Telli Screen and plastic Telli Screen smart cards called Telli Cards to Telli Pages users for a monthly fee. Businesses in the community will be encouraged to offer special discounts to Telli Screen users who show their cards at the time of purchase. These offers may not be advertised or made available through any other medium. As a result, businesses will be able to determine the return they are experiencing from the use of the Telli Pages.

The First Telli Pages Operation

We have introduced CDs and will introduce Telli Screens to the marketplace in a single local community in cooperation with local businesses, groups, and associations. During the initial stage of the product's introduction we will debug its systems, modify any design flaws to insure that the products meet the needs of the marketplace, and establish verification of our business. We expect that:

   - The Telli Pages can be distributed successfully and families will come to rely on it as their primary source of school news and student information.

   - People will come to rely on the Telli Pages as their local telephone book.

   - The Telli Pages will grow within the community primarily through promotion and support from local businesses and community groups who will use them for their own benefit.

   - People will come to rely on Telli Screens as the new home communications appliance to replace their telephone yellow pages book.

   - Major information providers will demonstrate their confidence that Telli Screens will allow them to expand their marketplace beyond users of personal computers by purchasing Telli Screen licensing contracts to reach Telli Pages users.

   - The Telli Pages Directory will operate successfully and profitably as a small business within a single community.

Product Distribution

The initial success of each Telli Pages Directory will be our ability to create a critical mass of users in a community within a short period of time. Our goal will be to deliver a Telli Screen to the home of every family with school age children within a nucleus of the area served by a Telli Pages Directory. Each Telli Pages area will be comprised of approximately 5 different districts called "Telli Pages Access Units".

We plan to offer school districts encompassing the most affluent Telli Pages Access Unit in each Telli Pages area a plan whereby they can generate funds for school projects. A Company representative will conduct a workshop at meetings of the P.T.A., and meetings of other parent groups responsible for raising funds for schools in the district. At these meetings, parents will be shown the Telli Screen and the Telli Pages including the school news and information directory. We will work with school representatives to establish a group of parent volunteers to help enter school district information and class news in the school news section of the Telli Pages.

One of our marketing representatives will conduct teacher workshops at every school within the school district to familiarize teachers with the Telli Screen, the Telli Pages and the process by which funds will be generated for the school district. A Telli Screen will be left in the school office or teachers lounge for teachers to operate and discover ways they can use the school news and information section of the Telli Pages Directory. By allowing the teachers this hands-on experience, they will become familiar with the school directory section of the Telli Pages.

DEL MAR SCHOOL            435-1468
105 Avenida Miraflores    Tiburon, CA 94920

1.   SCHOOL BULLETIN

2.   GRADE and CLASS NEWS

3.   EVENTS and MEETINGS

4.   P.T.A. DIRECTORY and NEWS

5.   GENERAL INFORMATION and RULES

6.   YOUR CHILD (Confidential)

7.   LEAVE A MESSAGE FOR A TEACHER

  TYPE a NUMBER - then PRESS the SEND key.

Research and Development to be Performed

We have no plans for the establishment of any significant new research projects during the year 2001. Additional programming development of a cosmetic nature is required to maintain the Telli Pages for use by the public.

In addition to entering Telli Pages of advertising and information for various groups in Marin County under their listings in the Telli Pages, our editors will modify the Telli Pages indexing system as the product expands in the marketplace.

Telli Screens will use the latest technology. With continual software upgrading through automatic downloads from Telli Pages servers while users are online, Telli Screen technology and the Telli Pages system should remain constantly up-to-date and ahead of other technology.

Anticipated Material Acquisition of Plant and Equipment

We do not plan to set up any manufacturing facilities of our own.
Therefore, we will not be making any material acquisition of plant and equipment within the next fiscal year of operations.

Approximately 80% of the capital required to establish a Telli Pages Directory within a limited geographical area for the market introduction will be used to set up and purchase Telli Screens and the central server to store the Telli Pages Directory. We believe that there will be no market for this equipment other than for our use to operate the Telli Pages.

Following the market introduction, we believe that over 60% of the capital required to maintain a Telli Pages Directory within a specific geographical area and increase the number of Telli Pages users and advertisers in that area will be used for the purchase of Telli
Screens, and other computer equipment.

Anticipated Material Changes in Number of Employees

We presently employ forty-seven people, seven in administration and finance, thirteen in programming, research and product development, eleven in sales and marketing, seven in Telli Pages production, two in website development and one MIS director. Within the first nine months of 2000 we hired employees, in engineering, technology, software engineering, programming, marketing, an online licensing director, an advertising and sales director, plus several assistants.

Sources and Availability of Raw Materials

We do not plan to manufacture Telli Screens ourselves, nor do we have any significant expertise in this area. However, Telli Screens will be manufactured from the same materials used to manufacture personal computers and telephones. We are not aware of any problem that exists at the present time or that is projected to occur within the near future that will materially affect the source and availability of raw materials for the manufacture and supply of personal computers and telecommunications equipment.

It is expected that the Telli Pages will have a significant impact on the use and production of the yellow pages telephone book that may reduce the need for paper to protect our trees.

Patents, Trademarks, Licenses, Franchises and Concessions

Our success and ability to compete in the marketplace is dependent in part upon our proprietary technology. Principally, we are a publisher of information and therefore rely on trade secret and copyright laws of the United States and worldwide to protect our content, authoring systems, and programming technology. To distribute our works we will purchase existing hardware technology from computer hardware developers and manufacturers.

We will file an application with U.S. Patent and Trademark Office when the product is being introduced to the marketplace. With the product in the marketplace, we anticipate being successful with the application.

We do not presently hold any patents, trademarks, licenses, franchises, or concessions. We do not feel that any patents or trademarks, other than the above, we may hold or may apply for in the future will affect materially our ability to create information or distribute that information to the marketplace. We feel that the success of our business is dependent on the kind of information we distribute and not the technology used to distribute it. We believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition, and reliable product maintenance are more essential to establishing and maintaining a technology leadership position.

Except for acquiring a local business license in areas where it plans to establish a Telli Pages Directory, we are not, at this time, subject to any federal, state, or local licensing requirements or regulations.

Seasonal Business

We feel that directories of information are so diverse that the use of them to provide information or to acquire information is generally not seasonal except for fluctuations during vacation and holiday periods.

We will be providing consumers with access to information from the Telli Pages and will sell space in the Telli Pages Directory to businesses and organizations to advertise their products and services. While there may be an increase in advertising revenues leading up to the holiday season in December, we do not expect any increase to materially effect our flow of income or play any role in any change in our profits.

Backlog Orders

We have not yet gone to the marketplace with our product and therefore have no backlog orders of any kind.

Government Regulation

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access or conduct commerce on the Internet or for access through an online service or to establish an online service. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet and online services in general, covering issues such as user privacy, pricing, and characteristics and quality of products, services, and content. For example, the adoption of any laws or regulations that would prohibit distribution of obscene, lascivious, or indecent communications on the Internet may cause us to limit the scope of our products and services in the marketplace and increase our cost of doing business or otherwise have an adverse effect on our business, operating results, or financial condition. Moreover, the applicability to the Internet, other online services, the Telli Pages Directory, and the Telli Screen of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain.

Competition

We plan to distribute Telli Screens to users to encourage them to enhance their existing telephones with Telli Screens. Users will be able to keep their Telli Screens free of charge for as long as they remain users of the Telli Pages and we are able to generate enough revenues from paid advertising in the Telli Pages to support our monthly operations. At this time we see no competition from computer hardware and telecommunications equipment manufacturers and vendors.

Although we have targeted online community information, local directory services, and telecommunications products for consumers who are not computer literate, other companies offer products similar to our software and publishing products and target the same customers we do. We believe our ability to compete depends on many factors within and outside its control, including the timing and market acceptance of the products developed by us and our competitors, performance, price, reliability, and customer service and support.

The marketplace for online products and services is highly competitive and competition is expected to continue to increase significantly. In addition, we expect the market for online advertising, to the extent it develops, to be intensely competitive. There are no substantial barriers to entry, and we expect that competition will continue to intensify. Although we believe that the diverse segments of the online market will provide opportunities for more than one supplier of products and services similar to ours, it is possible that a single supplier may dominate one or more market segments.

We compete with other providers of online navigational tools, products, and services, including directory and Web server review services and search engine services. Many companies offer competitive products or services addressing certain of our target markets, including online companies like America Online/Netscape, CBS' Switchboard and the French Minitel; suppliers of Internet products and services such as Microsoft and Yahoo; the Regional Bell Operating Companies offering Yellow Pages and telecommunication products and services like voice mail and caller identification; MCI and other companies offering Internet connections; Cisco with its new cable modem which allows home users to plug a telephone directly into the Internet; newspaper publishing companies offering local and classified advertising including, in many cases, telecommunication and online community information and news; printers, distributors, agencies, and clubs offering or managing retail discount coupons and redemption certificates and awards.

In addition, entities that sponsor or maintain high-traffic Web sites and manufacturers of telecommunications and computer equipment could develop or acquire simple search and navigation functions that would produce simple computerized information products and services that compete with those offered by us.

Many of our competitors are substantially larger than us and have significantly greater financial, technical, and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products than we can. It is also possible that new competitors may emerge and acquire significant market share to the extent that smaller providers of online tools, services, or products may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft, AOL/Netscape, Regional Bell Operating Companies, and long distance telecommunications companies like AT&T, MCI, and Sprint. Possible new competitors include large foreign corporations, major telecommunications companies, and other entities with substantial resources.

The most significant market where we compete is in the area of telephone directories. The Telli Pages will compete primarily with the local Telephone Company Yellow Pages directory in areas where we establish a Telli Pages Directory central server. Specifically, we may be competing for advertising dollars. Even though the local Telephone Companies are regulated by the State Public Utilities Commissions, they have, unlike us, major financial resources available to them. If the Yellow Pages publishers see the Telli Pages as a major threat to their profits, it is possible that they would use their resources to attempt to eliminate competition from the Telli Pages Directory. How the Telephone Companies would attempt to eliminate competition from the Telli Pages is not clear at this time.


----------------------------------------------------------------
         MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS
----------------------------------------------------------------

Guinness Telli*Phone has generated no revenues and incurred cumulative losses of approximately $18.6 million dollars since inception, of which approximately $7.2 million of such losses relate to those of the
predecessor companies.   We are in the process of signing up
advertisers in the Marin Telli Pages Directory for commencement of operations during the current year. Our future profitability is dependent upon successful commercialization of the Telli Screen and the online operating system. Furthermore, as we attempt to achieve commercialization of its products, it could encounter seasonality or other currently unforeseen factors causing additional variability in its future operating results. The report of the Independent Certified Public Accountant expresses substantial doubt about our ability to continue as a going concern.

 Liquidity and Capital Resources

Guinness is not in a liquid position at this time nor does it possess any assets that could be deemed liquid, other than cash of
approximately $20,986.   Liquidity of Guinness is expected to be
severely impacted until operations commence and revenues are generated.

We have recently obtained a $30 million equity line from Swartz Private Equity LLC, subject to registration with the SEC and governed by a
percentage of our trading volume.   Our cash balance at September 30,
2000, plus the proceeds from private equity financing will be adequate to sustain operations until the completion of the registration with the SEC. The proceeds from the Swartz agreement may then be sufficient to bring our products and services to the market place generating revenues subject to the price and liquidity of our common stock.

Since inception, Telli and our predecessors have funded our research and development efforts by selling equity securities and borrowing capital. Approximately $7.2 million of additional paid-in capital represents liabilities of the predecessor companies operations which were personally assumed by our principal shareholder.

As a result of the development of the operating system for accessing the online Marin Telli Pages through personal computers, we will be able to commence operations prior to the production of the Telli Screen. However, we still intend to produce Telli Screens to expand the availability of the Telli Pages to the entire community.

Our engineers have designed an inexpensive Telli Screen computer board that eliminates many hardware components necessary for the operation of a personal computer but unnecessary for the successful operation of the Telli Screen as the everyday consumer product it was designed to be. For the initial market we estimate that we will pay approximately $300 for the hardware components of each Telli Screen assembled. We have received estimates from consultants experienced in the manufacture of hardware components of a price of less than $200 per Telli Screen. It is difficult to predict an accurate price until we learn from our market introduction the level of consumer response to our software products to determine the size of runs that are most feasible. If our product is very successful then we anticipate that we will have many methods of financing the manufacture of Telli Screens available that will allow us to order larger runs and further reduce the cost to manufacture Telli Screens. To this end, we have begun discussions with a major manufacturer of telecommunications equipment that is capable of producing Telli Screens at a favorable price.

When the introduction of the Telli Pages Directory is underway we plan to approach potential partners to renew discussions to arrange financing through the licensing of its technology for their use. We cannot assure you that we will be able to renew the discussions or, that if discussions are opened once again, we will be successful in reaching any agreements with the parties.

For the nine months ended September 30, 2000, we had deferred lease costs of $91,066 and additions to fixed assets of $286,762 resulting in cash used in investing activities of $377,828.

For the nine months ended September 30, 1999, we had additions to fixed assets of $24,632 resulting in cash used in investing activities of $24,632.

For the nine months ended September 30, 2000, we received proceeds from the sale of stock of $1,197,574, loans payable of $428,000 and stockholder advances of $1,281 resulting in cash provided by financing activities of $1,626,855.

For the nine months ended September 30, 1999, we received proceeds from the sale of stock of $476,550, had repaid notes payable of $5,000 and loans payable of $77,940 resulting in cash provided by financing activities of $393,610.

During 1999, we sold 8,701,995 shares of common stock for approximately $1,614,000. The proceeds were used to fund our general and administrative expenses. We also issued 60,000 shares of common stock to acquire equipment valued at $12,000 and 50,000 shares for various consulting services valued at $4,500.

During 1998, we sold 24,750 shares of common stock for $4,950. Such proceeds were used to fund our general and administrative expenses. We also issued 2,550,000 shares of the common stock for various consulting services performed. The stock was valued at $366,300. $266,300 related to stock issued for services rendered by December 31, 1998 was recorded as expense and $100,000 related to stock issued for services to be rendered in 1999 was recorded as a prepaid expense at December 31, 1998.

Management anticipates potential future revenues will be generated from two primary sources.

   - Purchases of commercial space in the Telli Pages Directory by local businesses and community groups and associations.

   - Licensing fees from organizations that wish to communicate with Telli Pages users through their Telli Screens.

Management plans to explore the feasibility of selling franchises to qualified organizations for the right to operate a Telli Pages
Directory within a defined geographical area as a method of financing the establishment of new Telli Pages Directory geographical sites.

As of December 31, 1999, Guinness has a deferred tax asset of approximately $1.7 million which is 100% reserved.

Results of Operations.    For the nine months ended September 30, 2000,
Guinness received advertising revenues of $110,016.   For the nine
months ended September 30, 2000, Guinness had a net loss of
(6,499,619).   Guinness had operating expenses of $6,609,635, which
consisted primarily of interest expense of $87,975, officers' salaries of $193,500, rent of $96,108, consulting services of $2,670,358 and other administrative expenses of $3,561,694.

For the nine months ended September 30, 1999, Guinness had a net loss
of ($457,841).   Guinness had operating expenses of $457,841 for the
nine months ended September 30, 1999.   These expenses consisted
primarily of interest expense of $79,974, officers' salaries of $24,000, rent of $28,999 and other administrative expenses of $324,868


---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

The executive officers and directors of Telli, and their ages and positions are as follows:

Name                      Age             Position

Lawrence A. Guinness       57    President, Chief Executive
                                   Officer and Director

Dixie K. Tanner            58    Secretary, Vice President Corporate
                                            Affairs And Director

Arthur Korn                62    Chief Financial Officer and
                                            Director

Richard A. Morse           50    Vice President, Engineering and
                                         Technology

Greg Martin                45    Vice President, Corporate Finance

There are no arrangements or understanding between any of the directors or executive officers of Guinness and any other person or persons pursuant to which they were selected as directors or officers. All officers plan to devote full time to Guinness. No other person has been nominated or chosen to become an officer at the present time.

There is no family relationship between any director or executive
officer of Guinness.   No other person has been nominated or chosen to
become an officer at the present time.


Background of Directors and Executive Officers

      Lawrence A. Guinness, a founder of Guinness, has served as Guinness's President, Chief Executive Officer, and a member of
Guinness's board of directors since our founding. He has devoted most of his adult life to various ventures in the publishing business.

In 1967, Mr. Guinness, with $300,000 in private funding, founded Guinness Publishing Ltd., Toronto, Canada, a company that published educational textbooks for the elementary school curriculum. Guinness' publications became an instant success with the schools in Canada and sales were made to United States and other foreign countries. Mr. Guinness was a publisher in the true sense in that his company (1) thoroughly researched the marketplace to target product before development of a publication, (2) authored all our publications in-house, and (3) marketed, shipped, and maintained an inventory from our own offices and warehouses. Guinness became a recognized leader in the field of Canadian educational textbook publishing and, because of our successful record of sales, Guinness was awarded Canadian distribution rights to publications published by companies in Great Britain and the United States to expand our line of products.

In 1969, with $500,000 obtained from a New York venture capital firm, Mr. Guinness founded Guinness Publishing Ltd., New York, to publish educational textbooks for the entire North American marketplace. In addition to producing and marketing our own successful publications, it authored material, under contract, for American Book Company, a division of Lytton Industries.

In 1979, Mr. Guinness sold his foreign publications to finance the development of computer programmed materials and educational programs.

From 1980 to 1988, using $1,000,000 of his own funds and an additional $5,000,000 raised from various private sources, he founded Guinness Productions, Inc., to develop various computer software programs and authoring systems, and Guinness Computer Television Corporation to develop software for a computer networking and navigational system to distribute the programs that he had created. In 1989 he founded CoNetCo, now a subsidiary of Guinness Telli*Phone Corporation, to develop an easy-to-use, inexpensive screen telephone - the Telli Phone-to access these and other programs and to receive information from COMPUTER network information servers. The materials, products, and computer software programs developed since 1980 have been incorporated and integrated into Guinness Telli*Phone Corporation.

From 1980 until 1987, while operating Guinness Productions, Inc., and Guinness Computer Television Corporation, Mr. Guinness borrowed funds from time to time from certain qualified private individuals for the development of some of the software being utilized by Guinness Telli*Phone Corporation. Some of these investors of Guinness Productions, Inc., and Guinness Computer Television Corporation hold notes payable by Mr. Guinness that are in default. Even though the statute of limitations has run regarding the right of the holders of these securities to rescind, Mr. Guinness intends to offer to all investors, who have invested in the development of the software utilized by Guinness Telli*Phone Corporation an opportunity to have all their cash, plus interest, returned or, as an alternative, to receive shares of his common stock in Guinness Telli*Phone Corporation, at their option.

      Dixie K. Tanner serves as Secretary, Vice President and Director of Guinness. She has worked with Mr. Guinness on various publishing projects since 1977. Since graduating from the University of British Columbia in 1964 with a BA in Anthropology and Psychology, she has been a tutor for handicapped children and a buyer, manager, and proprietor for retail businesses. From 1977 to 1979 she served as an author and editor of Guinness Publishing Limited in Canada. After Guinness Publishing Limited was sold, until 1986, Ms. Tanner returned to community work as a volunteer and successful fund raiser. In 1986, Ms. Tanner joined Guinness Computer Television Corporation as the Editor-in-Chief of programming and development. In 1989 she joined CoNetCo, a subsidiary of Guinness, as Vice President and Editor-in-Chief of the Telli Pages Directory.

     Arthur Korn joined Guinness as Chief Financial Officer and Director in August 1996. From 1962 to 1979 Mr. Korn held various positions with J.H. Cohn & Company, a large regional CPA firm in New Jersey, including the partner in charge of the quality control department and from 1976 to 1979 was the Managing Partner of the firm's Nevada offices. In 1979, Mr. Korn joined the San Francisco office of Mann Judd Landau, Certified Public Accountants, a small national firm, and was the Managing Partner from 1981 to 1984. In 1984, Mr. Korn merged his office into the San Francisco office of Moss Adams, a large regional West Coast CPA firm, and was the partner in charge of that office's audit and accounting department. In 1988 he opened his own practice. He is a member of the American Institute of CPAs, the New York State Society of CPAs, the New Jersey State Society of CPAs and the American Arbitration Society. He has been a member of the California State Board of Accountancy Report Quality Monitoring Committee since January, 1994. He was a member of the State Accounting Principles and Auditing Standards Committee (AP & AS) for the California Society of CPAs for seven years and Chairman of the San Francisco Chapter AP & AS for three years. He is a member of the East Bay Chapter AP & AS, Managing an Accounting Practice Committee and the Litigation Support Committee. Mr. Korn holds a BS degree in Accounting from Fairleigh Dickinson University.

      Richard Alden Morse serves as Vice President of Engineering and Technology for Guinness. Since 1986 Mr. Morse has served as a consultant on various computer related development projects. Since 1989 he has consulted with CoNetCo, a subsidiary of Guinness, and has been instrumental in the designing, development, and building of the hardware and software operating systems for the Telli Phone.

From 1985 to 1986 Mr. Morse worked for NEC as the Technical Manager for the Single Chip Microcomputer Product Group. He supported three families of microcomputers and helped the Japanese design a new set of single chip microcomputers for American managed groups of engineers. From 1979 to 1984 he was employed with Fairchild Semiconductor and in 1983 and 1984 he served as Product Planning Manager for the Microprocessor Division where he managed a group of engineers who designed advanced telcom chips (x.25 and MPCC). Mr. Morse holds a BS degree in Physics from the University of New Hampshire.

      Greg Martin joined Guinness Telli*Phone Corporation in the fall of 1999, and served as a Director of Corporate Investor Relations until the spring of 2000, when he was subsequently appointed to his current position as Vice President of Corporate Finance.

In his present capacity Mr. Martin has assumed responsibility for the raising of capital to support the steady and rapid growth of Telli*Phone Corp. He is an officer of the corporation and is an active participant in the executive management team and contributes to successful execution of corporate goals.

Prior to joining Guinness Telli*Phone, Mr. Martin was an Investment Executive with Piper Jaffray and First Union Securities, where he developed and managed individual financial portfolios, retirement planning programs and counseled clients on investment opportunities. Mr. Martin also held a position as a Vice President of Operations at Waste Management, Inc., and served as a Captain in the United States Marine Corps, after receiving a Bachelor of Arts Degree in Business Administration from University of California at Riverside in 1978.

Directorships

No director of Guinness holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq., as amended.

Involvement in Certain Legal Proceedings

None of the directors of Guinness or persons nominated are involved in any legal proceedings as outlined in Item 401 (f) that are material to the evaluation of their ability or integrity.

From 1980 until 1987 Lawrence A. Guinness borrowed funds from time to time from certain qualified private individuals for the development of some of the software being utilized by Guinness Telli*Phone Corporation. In 1987 the Commissioner of Corporations of the State of California issued a "Cease and Desist" order preventing Mr. Guinness from borrowing any further monies and claiming these loans involved the sale of securities. The matter was referred by the Commissioner to the District Attorney in Marin County, California, who met with Mr.Guinness and after informing him that the County had investigated the loans thoroughly, dismissed the matter with taking any formal action. The District Attorney also advised Mr. Guinness to consult a securities attorney before making any future financial transactions. To this day Mr. Guinness has complied.

EXECUTIVE COMPENSATION

                                                                      Long-term
Name and                                  Annual Compensation        Compensation
Principal Position              Year   Salary(1)  Bonus    Awards                   Other
Lawrence Guinness              2000   $238,000       --       --                        --
President and CEO              1999    $59,500       --       --                        --
                               1998   $410,000(2)    --       --                        --
                               1997    $21,951       --       --                        --

(1) Guinness does not have a formal employment contract.   Compensation
has been based upon annual discretionary factors such as technical advancements of the Telli Phone products and the generation of capital. During 1996, approximately $120,000 of funds advanced were treated as compensation because there is no formal agreement requiring repayment and there is no collateral securing the funds.
 (2) Includes $378,000 accrued at December 31,1998 and paid in 1999 with the issuance of 2,265,000 shares of Guinness' common stock.


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

The following table sets forth certain information with respect to the beneficial ownership of Guinness' common stock as of November 30, 2000, giving effect to the shares being registered herein:
   - each person or entity who is known by Guinness to beneficially own five percent or more of the outstanding common stock of Guinness,
   -   each of Guinness's directors,
   - each of the named officers, and (iv) all directors and executive officers of Guinness as a group.

Except as noted below, the address for each such person is c/o
Guinness Telli*Phone Corporation, 655 Redwood Highway, Suite 111,
Mill Valley, CA 94941.

Title of     Name and Address of                 Amount and Nature of       Percent
Class          Beneficial Owner                   Beneficial Ownership      of Class
Common            Lawrence A. Guinness             10,915,166 shares         31.27%
                  Pres., CEO, Director





Common            Dixie K. Tanner                     734,000 shares         1.60%
                  Secretary, Director

Common            Arthur Korn                         250,000 shares          .54%
                  CFO, Director

Common            Richard A. Morse                  1,250,000 shares         2.73%
                  V.P. Engineering
                  and Product Development
                  3030 Bridgeway, #405
                  Sausalito, CA 94965

Common            D. Greg Martin                      764,000 shares         1.67 %
                  Vice President
                  Corporate Finance

Common            Dr. Michael Irwin                 3,386,666 shares          9.70%

Common            Swartz Private Equity, L.L.C.    10,810,000 shares         30.97%
                  1080 Holcomb Bridge Rd.
 Roswell, GA 30076

Officers and
  Directors as
   A group                                         13,913,166 shares         30.43%


------------------------------------------------------------
    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
------------------------------------------------------------

Notes Due By Lawrence A. Guinness; Dilution of Guinness'
Ownership in Guinness

All of the investors who loaned funds to Guinness to invest in the Guinness Companies hold notes payable by him that are in default. Even though the Statute of Limitations has run regarding the right of the holders of these securities to sue and recover, Guinness intends to offer his note holders an opportunity to have all their notes payable, plus interest (totaling approximately $1.1 million) repaid, or, as an alternative, to receive common stock in Guinness, at their option. Guinness plans to offer his personal stock in Guinness Telli*Phone Corporation to those investors who wish to receive Common Stock in Guinness, thus there will be no dilution to the issued and outstanding shares of Guinness. However, this will dilute Guinness' present ownership in Guinness and have an impact on his control of Guinness's operations. The outcome from this event and its effect on the future of Guinness cannot be determined at this time. For those investors who wish to receive cash, it is the intention of Guinness to arrange financing through an investment banker. This financing may take the form of debt financing, securities financing, or a public sale of enough of Guinness' Guinness Telli*Phone Corporation shares of Common Stock to satisfy the debt to the note holders remaining.


----------------------------------------------------------
         SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

Guinness currently has 33,683,120 shares of common stock outstanding.
A portion of these common shares will be deemed to be "restricted securities" after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Guinness's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of Guinness may
sell is not so limited.   Non-affiliates may each sell without
limitation shares held for three years. Guinness will make application for the listing of our shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of Guinness's
Shares in the over-the-counter market, should a market develop.   Prior
to this offering there has been only a limited market for the common
stock of Guinness.   The effect, if any, of a public trading market or
the availability of shares for sale at prevailing market prices cannot
be predicted.   Nevertheless, sales of substantial amounts of shares in
the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
-----------------------------------------------------------

Market Information

The common shares of Guinness are currently listed on the National Association of Securities Dealers Over The Counter Bulletin Board under
the stock symbol TELI.   There has been little significant trading of
Guinness' common stock and there can be no assurance that a long term active public market for the common stock will develop or be sustained.

The following table sets forth the range of high and low prices for the periods indicated:

Quarter Ended           High          Low

September 30, 2000    $1.375         $1.2812
June 30, 2000         $4.125         $1.125
March 31, 2000        $3.625         $0.75
December 31, 1999     $2.62          $0.25
September 30, 1999    $0.33          $0.19
June 30, 1999         $0.31          $0.19
March 31, 1999        $0.44          $0.11
December 31, 1998     $0.50          $0.13
September 30, 1998    $0.44          $0.12

Holders

As of November 30, 2000, there were approximately 554 shareholders. Guinness has no knowledge of any matter since that date that would effect any change to that total.

Lawrence A. Guinness, President and Director of Guinness, is the holder of 10,915,166 shares of the Common Stock of Guinness which represents 31.27% of Guinness's common equity. Other than Mr. Guinness, only one other person has a beneficial ownership of five percent (5%) or more of the Common Stock in Guinness. Dr. Michael Irwin is the holder of 3,386,666 shares of Common Stock which represents 9.70% of the common equity.

Dividends

Guinness is a development stage company and, since our inception, has only recently generated any sales. As a result, it is not in a position to declare any dividends, nor does it intend to declare any dividends in the near future.

--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
---------------------------------------------------------------

Guinness's articles of incorporation authorize us to issue up to 100,000,000 common shares, $.001 par value per common share and 1,000,000 preferred shares, $.001 par value per preferred share.
There are currently no preferred shares outstanding.   Guinness is in
the process of amending the articles of incorporation to allow the board of directors to determine the rights and preferences of each series of preferred shares authorized.

COMMON STOCK.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Guinness legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Guinness has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Guinness. Accordingly, future dividends, if any, will depend upon, among other considerations, Guinness's need for working capital and our financial conditions at the time.

Voting Rights.   Holders of common shares of Guinness are entitled to
cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering.


-----------------------------------------------------------
                       INDEMNIFICATION
-----------------------------------------------------------

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act of 1933. The Nevada Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of Guinness. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of Guinness may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of Guinness. Guinness has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.


-----------------------------------------------------------
                       LEGAL MATTERS
-----------------------------------------------------------

Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by Jody M. Walker, Attorney-At-Law located in Littleton, Colorado.


--------------------------------------------------------
                          LEGAL PROCEEDINGS
--------------------------------------------------------

Guinness is not involved in any legal proceedings as of the date of this prospectus.

--------------------------------------------------------
                          ADDITIONAL INFORMATION
--------------------------------------------------------

We have filed with the Securities and Exchange Commission a registration statement under the Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, some parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Guinness and the securities offered hereby, reference is made to the registration statement.
Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, telephone number 1-800-SEC-0330, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

We will voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibour to the information that is incorporated by reference unless the exhibour are themselves specifically incorporated by reference). Requests for copies of said documents should be directed to Lawrence Guinness, President.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.


--------------------------------------------------------
                              EXPERTS
--------------------------------------------------------

The audited financial statements included in this prospectus have been so included in reliance on the report of Rooney Ida Nolt Ahern
Accountancy Corporation, Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.


--------------------------------------------------------
                      INTERESTS OF NAMED
                        EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the prospectus are affiliated with Guinness.


--------------------------------------------------------
                   FINANCIAL STATEMENTS
--------------------------------------------------------

Index to Financial Statements

Unaudited Balance Sheet dated September 30, 2000 and audited Balance Sheet, dated December 31, 1999
Statement of Operations for the nine months and three months ended September 30, 2000 and 1999
Statements of Cash Flows for the nine months and three months ended September 30, 2000 and 1999
Notes to Financial Statements

Independent Auditor's Report
Balance Sheet dated December 31, 1999 and 1998
Statement of Operations for the year ended December 31, 1999 and 1998 Statement of Changes in Stockholders' Equity from the period from inception to December 31, 1999, 1998 and 1997
Statements of Cash Flows For the year ended December 31, 1999, 1998, and 1997
Notes to Financial Statements

GUINNESS TELLI*PHONE CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

                                                     September 30,
                                                        2000                    December 31,
                                                      (unaudited)                 1999
                                                    -------------               ----------
               ASSETS

CURRENT:
   Cash                                               $   20,986                $   233,689
   Accounts Receivable - Trade                            56,858
   Prepaid expenses and other current assets           2,281,206
                                                      ----------                -----------
      TOTAL CURRENT ASSETS                             2,359,050                    233,689

PROPERTY AND EQUIPMENT, at cost:
   Telliscreens - in progress                            125,000
   Equipment                                             258,040                    118,364
   Office furniture                                       51,656                     13,824
   Software                                               24,471                      4,850
   Leasehold improvements                                 19,710
                                                      ----------                 ----------
     Totals                                              478,877                    137,038
   Less accumulated depreciation                          96,731                     63,970
                                                       ---------                 ----------
       NET PROPERTY AND EQUIPMENT                        382,146                     73,068
                                                      ---------                  ----------

OTHER:
   Trademarks and patents acquired, net of
      $83,412 of accumulated amortization             2,420,632
   Deferred lease costs, net of $15,178
   of accumulated amortization                           75,888
   Lease deposits                                         6,709                       6,709
                                                    -----------                 -----------
                                                      2,503,229                       6,709
                                                    -----------                 -----------
                                                    $ 5,244,425                 $   313,466
                                                    ===========                 ===========
          LIABILITIES

CURRENT:
   Notes payable                                    $   435,000                 $   435,000
   Loans payable                                         38,000
   Stockholder advances                                  28,310                      27,029
   Accounts payable                                     248,749                      42,953
    Deferred royalty income                             125,000                     125,000
   Accrued interest                                     825,979                     738,004
   Accrued payroll taxes                                144,400                     144,400
   Deferred advertising income                           11,660
    Accrued salaries and wages                                                       35,000
                                                    -----------                  ----------
      TOTAL LIABILITIES                               1,857,098                   1,547,386
                                                    -----------                  ----------

      STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK, $.001 par value;
      shares authorized 100,000,000;
      issued and outstanding
      33,683,120 (2000) and
      26,294,610 (1999) shares                            33,683                     26,295
   Additional paid-in capital                         21,995,627                 10,882,148
   Deficit accumulated during
      development stage                              (18,641,983)               (12,142,363)
                                                    ------------               ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                   3,387,327                 (1,233,920)
                                                    ------------               ------------
                                                     $ 5,244,425                $   313,466
                                                    ============               ============

See accompanying notes.

               GUINNESS TELLI*PHONE CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED STATEMENT OF OPERATIONS
                                    (UNAUDITED)

                                              Cumulative
                                                During              Nine Months               Three Months
                                              Development       Ended September 30,        Ended September 30,
                                                 Stage           2000          1999        2000           1999
                                              -----------       -------------------        --------------------
REVENUES - ADVERTISING                       $    110,016     $   110,016                $   110,016

OPERATING EXPENSES:
   Research and development                     4,551,152
   Interest expense                             4,550,698          87,975   $  79,974         29,325      $ 26,658
   Officers' salaries                           1,167,938         193,500      24,000         76,048         8,000
   Rent                                           502,948          96,108      28,999         49,026         9,720
   Consulting services                          2,670,358       2,670,358                  1,141,132
   Other administrative
      Expenses                                  5,824,570       3,561,694     324,868        760,938       115,121
                                            -------------      ----------   ---------    -----------     ---------
    TOTAL OPERATING EXPENSES                  (19,267,664)     (6,609,635)   (457,841)    (2,056,469)     (159,499)

LOSS FROM OPERATIONS                          (19,157,648)     (6,499,619)   (457,841)    (1,946,453)     (159,499)

WRITE-OFF OF EXPIRED
   LIABILITIES                                    515,665
                                            -------------      ----------   ---------     -----------    ---------
NET LOSS                                     $(18,641,983)    $(6,499,619)  $(457,841)    $(1,946,453)   $(159,499)
                                            =============     ===========   =========     ===========    =========
BASIC AND DILUTED
   LOSS PER SHARE                                             $      (.21)  $    (.02)    $      (.06)   $    (.01)
                                                              ============  ==========    ===========    =========
WEIGHTED AVERAGE
   SHARES OUTSTANDING                                           30,612,106  19,019,892     28,657,495    20,095,367




















See accompanying notes.

           GUINNESS TELLI*PHONE CORPORATION AND SUBSIDIARY
                   (A DEVELOPMENT STAGE COMPANY)
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (UNAUDITED)

                                              Cumulative
                                                During              Nine Months               Three Months
                                              Development       Ended September 30,        Ended September 30,
                                                 Stage           2000          1999        2000           1999
                                              -----------       -------------------        --------------------

CASH USED IN OPERATIONS:
   Net loss                                  $(18,641,982)   $(6,499,619)   $(457,841)    $(1,946,454)    $(159,500)
   Adjustments to reconcile net loss
     to cash used in operations:
   Depreciation                                   195,321        131,351        7,948         112,587         2,649
   Decrease (increase) in
      prepaid expenses                           (102,910)      (102,910)      75,000         (45,218)        25,000
   Decrease (Increase) in
      accounts receivable                         (56,858)       (56,858)                     (56,858)
   Increase (decrease) in
      accounts payable                            384,926        164,796      (62,896)        108,920        (11,000)
   Increase in accrued interest                   885,379         87,975       79,974          29,325         26,658
   Stock issues for consulting
        services, employee
        compensation and settlement             5,235,175      4,836,875        4,500       1,185,415
   Deferred royalty income                        125,000
   Increase in deferred advertising                11,600         11,600                       11,600
      Accrued payroll                              (35,000)      (35,000)      (34,053)
                                              -----------    ----------      --------        ---------      --------
                                              (11,999,289)   (1,461,730)     (387,368)        (600,623)     (116,193)
                                              -----------    ----------      --------        ---------      --------

CASH USED IN INVESTING ACTIVITIES:
   Deposits                                       (6,709)
   Deferred Lease Costs                          (91,066)       (91,066)                       12,142
   Additions to fixed assets                    (411,800)      (286,762)      (24,632)       (142,473)        (6,721)
                                              ----------     ----------      --------        --------       --------
                                                (509,575)      (377,828)      (24,632)       (130,331)        (6,721)
                                              ----------     ----------      --------        --------       --------
CASH PROVIDED BY (USED IN) FINANCING
   ACTIVITIES:
   Contributed capital                         7,543,938
   Sale of stock                               3,791,199      1,197,574       476,550         504,649        253,000
   Notes payable                                 435,000                       (5,000)                        (5,000)
   Loans payable                                 428,000        428,000       (77,940)        228,000        (41,152)
   Stockholder advances                          174,533          1,281                       (30,543)
   Collection of stock subscriptions
     Receivable                                  157,180
                                              ----------      ---------     ---------        --------       ---------
                                              12,529,850      1,626,855       393,610         702,106        206,848
                                              ----------      ---------     ---------        --------       --------
NET INCREASE (DECREASE)
   IN CASH AND CASH EQUIVALENTS                   20,986      (212,703)      (18,390)        (28,848)         83,934

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                           233,689        105,913         49,834           3,589
                                              ----------      --------       --------        -------      ----------
CASH AND CASH EQUIVALENTS,
   END OF YEAR                                $   20,986      $ 20,986       $ 87,522       $ 20,986       $  87,523
                                               ==========     ========      =========       ========       =========



See accompanying notes.

GUINNESS TELLI*PHONE CORPORATION AND SUBSIDIARY
(A DEVELOPMENT COMPANY)
NOTE TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1: In the opinion of the management of Guinness Telli*Phone Corporation and Subsidiary, the un-audited financial statements of Guinness Telli*Phone Corporation and Subsidiary for the interim periods shown include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position at September 30, 2000, and the results of operations and cash flows for the periods then ended. The results of operations for the interim periods shown may not be indicative of the results that may be expected for the fiscal year. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year December 31, 1999.

Note 2: During the year 2000, the Company issued 5,302,839 shares of its common stock in payment of various services, equipment and a dispute settlement. The fair market value of these shares was $7,432,942.

Note 3: The Company has entered into an agreement with Southwest Bell Communications (SBC) whereby SBC will provide the Company with business listings which will be fed into the Telli system, allowing for an easier and faster creation of Telli directories.

Note 4: Effective August 4, 2000, the company acquired the assets of NewsSurfer.com Corporation in exchange for 1,000,000 shares of stock, valued at $2.50 per share, and the assumption of approximately $41,000 in liabilities. The acquisition includes cash of $9,649, receivables of $23,859, equipment of $5,077, and trademarks and patents of $2,502,415.

Note 5:   Pro Forma Consolidated Statement of Operations:   In
connection with the August 4, 2000 acquisition described in Note 4 above, the following sets forth pro forma consolidated statement of operations for the nine month periods ended September 30, 2000 and 1999 as if Newsurfer.com Corporation was acquired on the first day of each nine month period.

                                               2000            1999
                                              ------           -----

Revenues - advertising                        $ 219,131       $96,515
                                             ----------      --------

Operating expenses:
   Internet expense                              87,975        80,529
   Officers' salaries                           193,500        59,500
   Rent                                          97,912        30,297
   Consulting services                        2,706,699        17,106
   Other administrative expenses              3,654,440       395,716
                                             ----------      --------
                                              6,740,526       583,148
                                             ----------      --------
Net Loss                                    $(6,521,395)    $(486,633)

ROONEY IDA NOLT AHERN
ACCOUNTANCY CORPORATION

1220 Oakland Blvd.
Suite 310
Walnut Creek
CA  95496-4324
(925) 210-2180
fax (925) 210-2199
1-800-RINA-CPA

The Board of Directors and Stockholders
Guinness Telli*Phone Corporation and Subsidiary

We have audited the consolidated balance sheet of Guinness Telli*Phone Corporation and Subsidiary (a Nevada corporation and development stage company as of December 31, 1999 and December 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999 and the period from November 12, 1980 (inception) to December 31, 1999. These financial statements are the responsibility of Guinness's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guinness Telli*Phone Corporation and Subsidiary as of December 31, 1999 and December 31, 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 and the period from November 12, 1980 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Guinness will continue as a going concern. As discussed in Note 3, Guinness has been in the development stage since its inception and has sustained recurring losses, has negative working capital, is in default of its loan agreements, and has a stockholders' deficit. These conditions raise substantial doubt about Guinness's ability to continue as a going concern. Continuation as a going concern is dependent upon Guinness's ability to meet its past due debt obligations and future financing requirements and the success of its future operations, the outcome of which cannot be determined at this time. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plan regarding future operations is also described in Note 3.

Rooney, Ida, Nolt and Ahern
Walnut Creek, California
October 25, 2000

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

ASSETS                       December 31, 1999      December 31, 1998
---------                    -----------------      -----------------
CURRENT:
Cash                         $          233,689     $         105,913
Prepaid expenses                              -               100,000
                             ------------------     -----------------
TOTAL CURRENT ASSETS                    233,689               205,913
                             ------------------     -----------------
PROPERTY AND EQUIPMENT, at cost:
Equipment                               118,364                71,432
Office furniture                         13,824                     -
Software                                  4,850                     -
                             ------------------     -----------------
Totals                                  137,038                71,432
Less accumulated depreciation            63,970                51,595
                             ------------------     -----------------
NET PROPERTY AND EQUIPMENT               73,068                19,837
                             ------------------     -----------------
OTHER:
Lease deposits                            6,709                     -
                             ------------------     -----------------
                             $          313,466     $         225,750
                             ==================     =================
LIABILITIES
------------
CURRENT:
Notes payable              $            435,000    $          435,000
Stockholder advance                      27,029               177,177
Accounts payable                         42,953               583,518
Deferred royalty income                 125,000               125,000
Un-issued stock                               -               660,500
Accrued interest                        738,004               631,372
Accrued payroll taxes                   144,400                     -
Accrued salaries and wages               35,000                34,053
                           --------------------    ------------------
TOTAL LIABILITIES
       (All Current)                  1,547,386             2,646,620
                           --------------------    ------------------

STOCKHOLDERS' DEFICIT (Exhibit C)
---------------------------------
COMMON STOCK, $.001 par value; shares authorized,
100,000,000; issued and outstanding, 26,294,610
(1999) and 17,434,910 (1998)
                                         26,295                17,435

ADDITIONAL PAID-IN-CAPITAL           10,882,148             9,260,408

DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE
                                    (12,142,363)          (11,698,713)
                               ----------------    -----------------
TOTAL STOCKHOLDERS' DEFICIT          (1,233,920)           (2,420,870)

                               $        313,466    $          225,750
                                         ------             ---------
See notes to consolidated financial statements.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS
------------------------------------

                         Cumulative
                         During
                         Development    Year Ended    Year Ended  Year Ended
                         Stage           Dec. 31,      Dec. 31,    Dec. 31,
                                           1999          1998        1997
                          ----------     --------     ----------   ---------
OPERATING EXENSES:
Research and development  $4,551,152     $     -      $    -       $     -
Interest                   4,462,723      106,632       96,944      88,128
President's salary           974,440       59,500      410,000      21,951
Rent                         406,840       34,404       26,868      32,115
Other                      2,260,473      756,379      569,794     228,215
                         -----------    ---------     --------    --------
Total operating expenses  12,655,628      956,915     1,103,606     370,409
                         -----------    ---------    ---------   ---------
LOSS FROM OPERATIONS     (12,655,628)    (956,915)  (1,103,606)   (370,409)

OTHER INCOME:
Write-off of expired
   liabilities               515,655	515,665           -           -
                          ----------    ----------   ---------    --------
LOSS BEFORE
   INCOME TAXES
(12,139,963)    (441,250) (1,103,606)   (370,409)
PROVISION FOR
   INCOME TAXES                2,400         2,400           -           -
                         -----------    ----------   ---------    --------
NET LOSS                $(12,142,363)    $(443,650)$(1,103,606)  $(370,409)
                        ============     =========  ===========   ========
BASIC AND DILUTED EARNINGS PER SHARE:

Loss per share                           $   (0.01) $     0.07   $   (0.03)
                                         =========  ==========   =========
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                             21,113,576  16,049,257  14,130,565
                                        ==========  ==========  ==========

See notes to consolidated financial statements.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDLARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
------------------------------------------------

                                                           Deficit
                                                           Accumulated
                         Common Stock        Additional    During         Total
                                             Paid-In       Development    Stockholders'
                         Shares    Amount    Capital       Stage          Deficit
                         --------------      ---------   -----------    ------------
Stock issued for product
   rights
                        2,350,000   $2,350   $      -     $      -     $       2,350

Stock issued for predecessor
company assets, including
assumption of predecessor
company debt            8,000,000    8,000   7,147,091            -         7,155,091

Sale of common stock
                          141,000      141     134,364            -           134,505

Contributed capital by
majority shareholder through
sale of personal stock
                                -       -      285,366            -           285,366

Stock sold for cash of
$240,570 and a receivable
of $55,930                550,000      550     295,950            -           296,500

Stock issued for all of
the outstanding shares of
Innstar Corporation
                        1,551,480    1,551           -            -             1,551

Contributed capital             -        -      99,580            -            99,580

Stock sold for cash of
$301,000 and a receivable
of $101,250
                          835,000      835     401,415            -           402,250

Net loss from November 12,
1980 (inception)
to December 31, 1995            -        -          -    (9,733,329)      (9,733,329)
                       ----------    -----    -------    ----------        ---------
BALANCE, DECEMBER 31,1995
                       13,427,480   13,427   8,363,766   (9,733,329)      (1,356,136)

Net loss                        -        -           -     (491,369)        (491,369)
                       ----------   ------   ---------   ----------      -----------
BALANCE, DECEMBER 31,1996
                       13,427,480  $13,427  $8,363,766 $(10,224,698)     $(1,847,505)

See notes to consolidated financial statements.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS'DEFICIT
-----------------------------------------------

                                                          Deficit
                                                        Accumulated
                     Common Stock           Additional     During           Total
                                              Paid-In     Development   Stockholders'
                    Shares    Amount          Capital       Stage          Deficit
                    -------   -------       ----------    --------       -----------
Stock issued for
conversion of debt
                     675,680      $676        $322,724     $        -      $323,400

Stock sold for cash  207,000       207         178,293              -       178,500

Stock issued in
exchange for
consulting services  550,000       550          26,950              -        27,500

Net loss                   -         -               -       (370,409)     (370,409)
                  ----------    ------      ----------    -----------    ---------
BALANCE, DECEMBER 31,1997
                  14,860,160     14,860      8,891,733    (10,595,107)   (1,688,514)

Stock sold for cash
                      24,750         25          4,925              -         4,950

Stock issued in
exchange for consulting
and professional services
                   2,550,000     2,550         363,750             -        366,300

Net loss                   -         -               -    (1,103,606)    (1,103,606)
                   ---------    ------        --------    ----------      ---------
BALANCE, DECEMBER 31,1998
                  17,434,910    17,435       9,260,408   (11,698,713)    (2,420,870)

Stock sold for cash
                   8,749,700     8,750       1,605,350             -      1,614,100

Stock issued in
exchange for equipment
                      60,000        60          11,940             -         12,000

Stock issued in exchange for consulting
and professional services
                      50,000        50           4,450             -          4,500

Net loss                   -         -               -      (443,650)      (443,650)

                  ----------    -------       --------    ----------    ------------
BALANCE, December 31, 1999
                  26,294,610    $26,295    $10,882,148  $(12,142,363)   $(1,233,920)
                  ==========    =======    ===========   ============    ==========

See notes to consolidated financial statements.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------------------------

                                    Cumulative
                                      During
                                    Development      Year Ended        Year Ended        Year Ended
                                      Stage         Dec. 31, 1999     Dec. 31, 1998     Dec. 31, 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss (Exhibit B)               $(12,142,363)     $(443,650)    $(1,103,606)       $(370,409)
Adjustments to reconcile
net loss to net cash
used by operating activities:
Depreciation                             63,970         12,375          10,600           10,600
Deferred royalty income                 125,000              -               -                -
Stock issued for consulting
and professional services               398,300          4,500         366,300           27,500
Decrease (increase) in:
Prepaid expenses                              -        100,000         (85,413)         (14,587)
Increase (decrease) in:
Accounts payable                        220,130       (540,565)         39,931            3,864
Accrued liabilities                     797,404       (408,521)        671,497           88,128
                                     ----------     ----------     -----------        ----------
NET CASH USED BY OPERATING
ACTIVITIES                          (10,537,559)    (1,275,861)       (100,691)        (254,904)
                                    -----------     ----------     -----------        ---------
CASH FLOWS FROM @STING ACTIVITIES:
Purchase of property and equipment     (125,038)       (53,606)         (4,600)         (6,714)
Lease deposits                           (6,709)        (6,709)              -               -
                                     ----------      ---------     -----------        --------
NET CASH USED BY INVESTING
ACTIVITIES                             (131,747)       (60,315)          (4,600)        (6,714)
                                     ----------      --------       -----------       --------
CASH FLOWS FROM FINANCING ACTFVITIES:
Contributed capital                   7,543,938             -                 -              -
Sale of stock and
payment received for
un-issued stock                        2,593,625     1,614,100           124,950        178,500
Debt proceeds - long term               435,000             -                 -              -
Increase (decrease) in:
Stockholder advances                    173,252      (150,148)           86,167         73,400
Collection of stock subscriptions
    Receivable                          157,180             -                 -              -
                                     ----------     ---------       -----------        -------
  NET CASH PROVIDED BY FINANCING
  ACTIVITIES                         10,902,995     1,463,952           211,117        251,900
                                     ----------     ---------       -----------        -------
NET INCREASE (DECREASE) IN CASH         233,689       127,776           105,826         (9,718)

CASH, beginning of year                       -       105,913                87          9,805
                                     ----------     ---------       -----------        -------
CASH, end of year                    $  233,689    $  233,689        $  105,913        $    87
                                     ==========     =========       ===========        =======

See notes to consolidated financial statements.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------

                                            Year Ended           Year Ended       Year Ended
                                           Dec. 31, 1999        Dec. 31, 1998    Dec. 31, 1997
                                           -------------       --------------    -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Non-cash investing and financing activities:
Acquisition of property and equipment           $ 65,606           $  4,600        $           -
Property and equipment acquired through issuance
of common stock                                  (12,000)                 -                    -
                                               ---------           --------        -------------
Property and equipment purchased with cash        53,606           $  4,600        $           -
                                               =========           ========        =============
Issuance of common stock and receipt of
   paid-in capital                            $1,630,500           $491,250        $     529,400
Common stock issued for consulting and
  professional services                           (4,500)          (366,300)             (27,500)
Common stock issued for equipment                (12,000)
Common stock issued in repayment of
  stockholder advances                                 -                  -             (323,400)
                                               ---------         ----------        -------------
Common stock issued for cash                $  1,614,000         $  124,950         $    178,500
                                            ============         ==========        =============
Cash paid during the year for:
Interest                                    $          -         $        -         $          -
Income taxes                                $      2,400         $        -         $          -

See notes to consolidated financial statements.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

Note 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

Nature of business:

Guinness and its predecessors have been in the development stage since inception. Guinness is engaged in developing an interactive networking system, the Telli*Screen, which will allow access to electronic information. Guinness plans initially to target a customer base in the county of Marin, located immediately north of San Francisco. Guinness determined that effective December 31, 1994 all significant research and development regarding the Telli*Screen had been completed.

The consolidated financial statements include the accounts of Guinness Telli*Phone Corporation (Guinness) and its wholly-owned subsidiary, Marin Telli Pages, a California corporation. All significant intercompany balances and transactions have been eliminated in consolidation. Another wholly-owned subsidiary, CoNetCo, a California corporation, has been inactive since its reorganization in March, 1994 and has been excluded from the consolidated financial statements for the following reasons:

1. CoNetCo never incurred any business activities to record in the form of income or expense items.
2. CoNetCo's balance sheet has no assets or liabilities and its equity amounts are immaterial to Guinness's financial statements.
3. It is Guinness's present intention to dissolve CoNetCo.

As discussed below, the cumulative operating data of Guinness
Productions, Inc. and Guinness Computer Television Corp. are included in historical financial information since they are deemed to be predecessor companies.

Depreciation:

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 10 years. Depreciation expense of $12,375 in 1999, $10,600 in 1998 and 1997, and $63,970
cumulative during development stage has been charged to operations.

Loss per share:

As of December 31, 1997, Guinness adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128). SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities, including stock option and warrants, that could share in the earnings of an entity. Because Guinness has a net loss, dilutive earnings per share are the same as basic earnings per share. As required by SFAS 128, all prior earnings have been restated to reflect the retroactive application of this accounting pronouncement. Adoption of SFAS 128 had no effect on previously reported earnings per share.

Deferred income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLEIDATED FINANCIAL STATEMENTS

Note 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued):

expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Calculated deferred tax assets result from product development costs capitalized for tax purposes and from net operating loss carry-forwards. A valuation allowance has been established to zero out deferred tax assets at December 31, 1999, December 31, 1998 and December 31, 1997.

Fair value of financial instruments:

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that Guinness disclose the estimated fair value for its financial instruments for which it is practicable to estimate their values. Guinness's financial instruments include cash, stockholder advances, notes payable and accounts payable. The carrying value of cash approximates fair value due to the short maturities of these instruments. The fair value of other financial instruments is not practical to estimate because of the current financial condition of Guinness.

Note 2. NATURE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Note 3. FINANCIAL STATEMENT PRESENTATION:
The financial statements have been prepared assuming Guinness will continue as a going concern. Although Guinness is still in the development stage, management is currently negotiating to raise adequate financing to produce and place Telli*Screen units into a test market. Guinness is continuing to pursue additional debt and equity financing while continuing to modify and improve the Telli*Screen. Guinness's ability to continue as a going concern is dependent on management's success in obtaining financing, its ability to repay past due debt obligations and the acceptance of the Telli*Screen by the test market. To improve its financial condition, Guinness has significantly curtailed expenditures with only necessary costs being paid from the sale of stock. Once the system is in place, Guinness anticipates being able to attract financial support from those having an interest in reaching subscribers.

Note 3. FINANCIAL STATEMENT PRESENTATION (Continued):
Guinness's recurring losses, negative working capital, default on loan agreements and stockholders' deficit raise substantial doubt about the ability of Guinness to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4. CONCENTRATIONS OF CREDIT RISK:
Cash was held in one financial institution at December 31, 1999 in an amount exceeding the guaranteed amount of the Federal Deposit Insurance Corporation by $133,689.

Note 5. DEBT CONVERSION:
During 1996, Guinness was advanced various non-interest bearing funds from a minority stockholder to fund operating expenses. As of December 31, 1996, total funds advanced were $250,000. Approximately $122,000 of the funds were received directly by Guinness's primary stockholder. Although the primary stockholder anticipates repaying

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLEIDATED FINANCIAL STATEMENTS

Note 5. Debt Conversion (Continued):

such advances in the future, there is currently no agreement requiring repayment. Accordingly, the amount has been treated as officer's salary for the year ended December 31, 1996. In January, 1997, the minority stockholder advanced additional funds. In February, 1997, Guinness and the minority stockholder converted the advances to common stock. Guinness issued 675,680 shares of stock under Regulation S of the Securities Act of 1933 as repayment in full for advances totaling $323,400.

Note 6. NOTES PAYABLE:
Guinness, through its longtime inactive wholly-owned subsidiary, CoNetCo, entered into approximately 20 different royalty agreements prior to 1990. The terms of the agreements required a fixed payment of cash for the future rights to a percentage of the future Telli*Phone (the predecessor of the Telli*Screen) sales proceeds. The agreements also provided the holders of the royalty agreements the option to convert its royalty interest into common stock of CoNetCo on the basis of eight times the royalty payment divided by the greater of $3 per share or three times the average bid price on the day Guinness's stock is traded after its initial public offering. During 1990, approximately 17 of the note-holders modified their royalty agreements to a conventional note payable. The aggregate principal balance on these notes was $435,000 at both December 3l, 1999 and December 31, 1998, and accrued interest was $738,004 and $631,372 at December 31, 1999 and December 31, 1998, respectively. These notes bear interest at 10%, were in default at December 31, 1999 and 1998, and require future royalty payments but do not contain any features allowing the conversion to common stock. Guinness is currently negotiating with the note holders to convert their debt and accrued interest into common stock.

As of December 31, 1999 and 1998, Guinness had received $125,000 of advance royalty payments, which had not been converted to notes payable. This amount will begin to be amortized into income once sales of the Telli*Screen commence. The amortization period of deferred revenue has not yet been determined.

Note 7. CONMTMENTS:
Royalty agreements:

As part of CoNetCo's acquisition of the Guinness Companies, in February, 1990, CoNetCo granted royalty rights of 5% of all future revenues generated by the sale or lease of the Community News Network and the Telli*Screen instrument to the stockholder of the Guinness Companies. In addition, royalty and note holders received royalty rights. Under these agreements, Guinness will pay royalties aggregating 2.26% of the manufacturer's actual net price for which each Telli*Screen is sold.

Stock options:

In order to provide interim funds for the development of the Telli*Screen instrument, CoNetCo's major stockholder agreed in September 1989 that he would sell some of his stock in CoNetCo to "qualified investors' and remit the proceeds as donated capital to CoNetCo. In exchange for the donated capital, he received an option to purchase a like number of shares sold by him at the same price he received from their sale and contributed to CoNetCo. This option went unexercised and expired in September, 1999.

In 1998, the Board of Directors approved a stock option plan under which options to purchase up to four million shares may be granted. As of December 3 1, 1999, no options had been granted.

Stockholder and predecessor company obligations:

A creditor of the Guinness Companies, and now a creditor of the Guinness Companies' former stockholder, has filed a lien against the stockholder and has also named CoNetCo as an additional judgment debtor. The creditor is seeking to recover approximately $650,000 related to $500,000 of loans and related accrued interest borrowed by the Guinness Companies. Guinness does not believe that it has any legal obligation to repay the debt of the Guinness Companies and that all such liabilities were assumed by the stockholder of the Guinness Companies. The stockholder of the Guinness Companies is currently the majority stockholder of Guinness. At December 31, 1999, the ultimate outcome of this matter is unknown and no liability has been recorded relating to the matter.

Leases:

During 1999, Guinness entered into several operating leases for its corporate offices. The office space leases expire between June, 2000 and February, 2005. Guinness also entered into an operating lease for a copy machine that expires June, 2004. The minimum aggregate lease payments due under the operating leases are as follows:

Year Ending           Office
December 31,          Space          Copier              Total

2000                  $48,150       $ 2,460            $50,610
2001                   49,046         2,460             51,506
2002                   32,188         2,460             34,648
2003                   26,568         2,460             29,028
2004                   26,568         1,230             27,798
Thereafter              6,642            -               6,642

Totals              $ 189,162      $ 11,070          $ 200,232
                    =========      ========          =========

Note 8. INCOME TAXES:

Since Guinness is in the development stage and management cannot determine that it is more likely than not deferred tax assets will be recovered, it has provided a 100% valuation allowance against the deferred tax asset resulting from its capitalized product development costs and its net operating loss carry-forwards. Accordingly, no deferred tax asset is reflected in the accompanying financial statements. There were no material deferred tax liabilities at December 31, 1999.

The provision for income taxes shown in the accompanying statement of operations (Exhibit B) comprises the following components:

                  Year Ended          Year Ended           Year Ended
             December 31, 1999   December 31, 1998    December 31, 1997

Current             $2,400         $   -                      $    -
Deferred                 -
Benefits of
  net operating
 loss carry-forwards     -
                 --------       --------                   ---------
Total provision for income
                    $2,400         $   -                        $    -
                  ========      =========                  =========
Deferred income taxes shown in the accompanying balance sheet (Exhibit
A) comprises the following:
                                December 31                  Net
                               1999      1998               Change

Deferred tax assets       $1,670,180 $1,800,000          ($129,820)
Valuation allowance on
deferred tax assets       (1,670,180) 1,800,000)           129,820

Deferred tax liabilities          -           -                  -

Net deferred income taxes	       $ -        $ -             $    -

Guinness's provision for income taxes differs from the expense that would result from applying statutory rates to income before income taxes because of certain nondeductible expenses.

Guinness has approximately $2,200,000 of federal net operating loss carry-forwards expiring between 2004 and 2013. Guinness has approximately $312,000 of state net operating loss carry-forwards.

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLEDATED FINANCIAL STATEMENTS

Note 8. INCOME TAXES (Continued):

expiring between 2003 and 2004. The losses accumulated by Guinness for tax purposes is significantly lower than the accumulated losses in these financial statements because the accumulated losses for financial statement purposes includes approximately $7,700,000 of losses incurred by predecessor companies which have been capitalized for tax purposes.

Note 9. EQUITY TRANSACTIONS:
Business combinations:

In 1989, CoNetCo was formed and acquired the theoretical rights to the Telli*Phone from a predecessor company in exchange for 2,350,000 shares of CoNetCo stock, which were valued at par value.

Effective February 18, 1990 (as amended by the March 15, 1994 agreement), CoNetCo, currently Guinness's longtime inactive wholly-owned subsidiary, acquired from CoNetCo's major stockholder the assets of the businesses known as Guinness Productions, Inc. and Guinness Computer Television Corp. (together, the Guinness Companies) in exchange for 8,000,000 shares of CoNetCo stock and royalty rights. The assets acquired from the Guinness Companies consisted primarily of product development efforts performed by the Guinness Companies to further develop the Telli*Screen. For accounting purposes, all costs incurred by the Guinness Companies to develop the Telli*Screen have been expensed in accordance with Financial Accounting Standards Board Statements No. 2, Accounting for Research and Development Costs. The assets acquired from the Guinness Companies have been valued at their historical cost basis and not current fair market value, if any, because all entities are under a common control.

The liabilities incurred and assumed by the Guinness Companies, during their development of the Telli*Screen, have been assumed by the stockholder of the Guinness Companies. The primary stockholder of Guinness Telli*Phone is also the primary stockholder of the Guinness Companies. The liabilities assumed by the Guinness Companies' stockholder total approximately $7.2 million, which include approximately $2.3 million of investor notes payable and related delinquent compounded interest of $3.6 million. Such liabilities were incurred by the Guinness Companies primarily during the years 1982 to 1989 and have been treated as a capital contribution and increased paid-in capital. CoNetCo and the Guinness Companies are predecessors of Guinness and their activities are included in the cumulative financial data. Included in deficit accumulated during development stage is approximately $7.2 million relating to the Guinness Companies.

Effective August 4, 1993, Guinness Telli*Phone Corporation, through an inactive predecessor company, U.S. Telli*Phone, acquired all of the outstanding shares of Innstar Corporation, an inactive company having no assets, in exchange for 1,551,480 shares of Guinness's stock. Innstar Corporation was then merged into Guinness. U.S. Telli*Phone did not receive any consideration beyond the exchange of shares. The merger was accounted for as a recapitalization and Innstar had no assets, liabilities or operations to include in the accompanying financial statements. The purpose of the merger was to acquire a company whose shares were registered with the Securities and Exchange Commission and to change its domicile to Nevada which is where U.S. Telli*Phone was incorporated.

Effective March 15, 1994, Guinness Telli*Phone Corporation acquired all of the outstanding shares of CoNetCo in exchange for 11,041,000 shares of Guinness's stock. The issuance of shares is accounted for as the issuance of shares by CoNetCo, who is considered the acquirer for accounting purposes, in exchange for monetary assets rather than a business combination since U.S. Telli*Phone, now Guinness Telli*Phone, was an inactive corporation. The assets acquired, principally the product development efforts, which for

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. EQUITY TRANSACTIONS (continued)

accounting purposes have zero book value, of the Telli*Phone network, were recorded at the historical cost basis of CoNetCo because of common control amongst current and predecessor entities.

Other transactions:

At December 31, 1999, outstanding common stock of 26,294,610 shares valued at $26,295 included transactions which had taken place in substance, but for which stock certificates had not physically been issued. These certificates, issued in January 2000, represented 1,502,367 shares at a value of $1,502.

In August, 1998, Guinness sold 24,750 shares of its common stock for $4,950. In December, 1998, Guinness entered into an agreement to sell 666,666 shares of common stock for $120,000. As Guinness received the cash, but had not issued the shares in 1998, this obligation had been recorded as a liability. This liability was relieved during 1999.

During 1998, Guinness issued 2,550,000 shares of common stock with an aggregate fair value of $366,300 in exchange for professional and consulting services to be rendered during 1999 and 1998. $ 1 00,000 related to services to be rendered in 1999 is included in prepaid expenses as of December 31, 1998. This amount was fully amortized during 1999.

Guinness was also obligated at December 31, 1998 to issue 3,265,000 shares of common stock to compensate employees for work performed during 1998. Accordingly, a liability of $540,500 was recorded for this obligation at December 31, 1998. This liability was relieved during 1999.

In January, 1997, Guinness converted $323,400 of advances from one of its stockholders to 675,680 shares of its common stock. In September, 1997, Guinness sold 207,000 of its common stock for $178,500. In December, 1997, Guinness issued 550,000 shares of its common stock for engineering services. Such shares have been valued at $27,500 and recorded as a 1997 expense.

On October 19,1995, Guinness sold 700,000 shares of its common stock for $301,000 which was all received in 1995. On December 15, 1995, Guinness sold 135,000 shares of its common stock for $101,250 which was not received until January, 1996. Both of these transactions were executed in accordance with Regulation S under the Securities Act of 1933.

In fiscal 1994 and 1993, the principal stockholder paid operating expenses on behalf of Guinness totaling $52,330 and $47,250. These amounts were accounted for as contributed capital and increased additional paid-in capital.

Note 10. WRITE-OFF OF EXPIRED LIABILITIES:

The Consolidated Statement of Operations (Exhibit B) shows $515,665 of Other Income as the write-off of expired liabilities because the statute of limitations covering the period during which payment of the liability could have been legally enforced had formally expired.

Note 11. RESEARCH AND DEVELOPMENT:

Research and development costs represent costs Guinness (including the predecessor companies) believes are directly related to the development of the Telli*Phone. Included in cumulative research and

GUINNESS TELLI*PHONE CORPORATION
AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. RESEARCH AND DEVELOPMENT (continued)

development costs is approximately $1,077,000 of officer compensation and approximately $800,000 of rent expense. During the period of product development, Guinness estimated that, excluding interest, approximately 80% of all expenses incurred have related directly to the development of the Telli*Phone.

Note 12.  CASH FLOW STATEMENT:

In 1993, Guinness acquired the stock of Innstar Corporation for 1,551,480 shares of Guinness's common stock, valued at $.001 per share. Because the cumulative statement of operations includes the predecessor companies' operations, accumulated loss includes approximately $7.2 million from the predecessor companies. Additionally, contributed capital includes approximately $7.2 million of liabilities assumed personally by the predecessor company stockholder, who is also the primary stockholder of Guinness.

Note 13.  RELATED PARTY TRANSACTIONS:

Advances of $55,177 were received by Guinness from its primary stockholder during 1998. Guinness also received an advance of $15,000 from a relative of Guinness's primary stockholder during 1998. No repayments were made on these advances during 1998. During 1999, however, Guinness paid down the amount due its primary stockholder by $150,148.

In 1997, 1998 and 1999, Guinness recorded consulting expenses of $0, $15,990, and $91,010 respectively, for services rendered by a minority stockholder. At December 31, 1999 and December 31, 1998, $15,000 and $107,000 respectively, was due to this stockholder.

Note 14.  SUBSEQUENT EVENT:

In January 2000 Guinness's Board of Directors passed a resolution to amend Guinness's articles of incorporation to increase the number of its authorized shares of common stock from 25,000,000 to 100,000,000.

Note 15.   REVISED FINANCIAL SSTATEMENTS:

The financial statements as of and for the year ended December 31, 1999 have been revised to remove the prior period adjustment of $116,364 from the Consolidated Statement of Stockholders' Deficit (Exhibit C) and to add the same amount to "other operating expenses" on the Consolidated Statement of Operations (Exhibit B). This adjustment was made for accrued payroll taxes on 1998 officer's compensation that was paid in the form of capital stock. It has been determined that the capital stock was restricted for one year so that the liability was not incurred until 1999. Therefore, the expense properly belongs in the year 1999.

------------------------------------------------
               OTHER INFORMATION
------------------------------------------------

Until December 31, 2000 (90 days after the date of the prospectus), all persons effecting transactions in the registered securities, whether or not participating in the offering, may be required to deliver a prospectus. These persons are still obligated to deliver a prospectus when they act as underwriters and when they sell their unsold allotments or subscriptions.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus. If given or made, this information or representation must not be relied on as having been authorized by Sea Shell or the underwriter, if an underwriter assists in the sale of the securities. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which the offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Guinness since the date hereof.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.   Indemnification of Officers and Directors.

The bylaws of Guinness provides that a director of the registrant shall have no personal liability to the Registrant or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or our stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Nevada law for any transaction from which the director derived an improper personal benefit. Registrant's bylaws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against liabilities. Further the bylaws also provides that the Registrant shall indemnify to the full extent permitted under Nevada law any director, officer employee or agent of registrant who has served as a director, officer, employee or agent or the registrant or, at the registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING GUINNESS FOR
LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.   Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Guinness are estimated to be substantially as follows:

                                                           Amount
                                                           Payable
Item                                                       By Company
S.E.C. Registration Fees                                 $9,015.54
Printing and Engraving Fees                               5,000.00
Legal Fees                                               15,000.00
Accounting Fees and Expenses                              5,000.00
Miscellaneous                                             2,500.00

Total                                                   $36,515.54

Item 26.   Recent Sales of Unregistered Securities.

In 1997, Guinness issued 675,680 common shares for conversion of $323,400 in debt pursuant to an exemption from registration under Regulation S to a foreign party.

Additionally, in 1997, Guinness issued 550,000 common shares for consulting services valued at $27,500 to Calico Investment Co. (500,000 common shares) and Jeffrey T. Sandberg (50,000 common shares). The common shares were issued under an exemption from registration pursuant to Section 4(2) to sophisticated investors (determined based upon their relationship with Guinness and other representations).

Guinness also sold 207,000 common shares for cash of $178,500 to:
   Osborne Family Trust        5,000
   Donald G. Osborne           2,000
   Pensco Pension Services   150,000
   North American Corp.       50,000

The common shares were issued pursuant to Section 4(2) to sophisticated investors (determined based upon their relationship with Guinness and other representations made to Guinness).

In the first quarter of 1998, Guinness sold 24,750 common shares for
cash of $4,950 to Arthur Guinness.   The common shares were issued
pursuant to Section 4(2) to a sophisticated investor (determined based upon their relationship with Guinness).

Additionally, in 1998, Guinness issued 2,550,000 common shares for consulting and professional services valued at $366,300. 1,400,000 shares pursuant to a registration statement on Form S-8 and 1,150,000 class 144 shares.

Name                    144 shares
Richard A. Morse        550,000
Calico Investment Co.   300,000
Judith Wilson           300,000
    S-8 shares
Richard Johnson         750,000
Peter Futro             150,000
Robert Prisco           500,000

In early 1999, Guinness issued 60,000 common shares to K. Dymmel in
exchange for equipment valued at $12,000.   Additionally, Guinness
issued 50,000 common shares to Keith Harris in exchange for consulting
and professional services valued at $4,500.   The common shares were
issued pursuant to Section 4(2) to sophisticated investors (determined based upon their relationship with Guinness).

In the calendar year of 1999, Guinness issued the following common shares to the following for cash of $1,614,100.

Brad Novak              35,000
Cesar Yumul            400,000
Michael Irwin          666,666
Michael Irwin          600,000
Irwin Family Partners  243,667
Vishin Wadhwani        400,000
Grisselle Cayere       125,000
Zeus Enterprise Trust  125,000
Zeus Enterprise Trust   50,000
Michael Irwin          400,000
Irwin Family
  Partnership(No. 1)   100,000
Dr. Michael D. Irwin P.A.
  And Restated Profit
  Sharing             700,000
Randy Horning          40,000
Errol D. Swanson       20,000
Irwin Family
   Partnership        100,000
Bill R. Jones          40,000
Brad K. Johnstone      35,000
Brian Miller           40,000
Acuna Family Trust     33,333
Frank Renucci          35,714
Gabrielle Chiesa       40,000
Gaspara Mangialard     20,000
Giuliano Chiesa        40,000
Harish A. Jain         53,967
J. Gerlach & P.Perry   40,000
John & S. Candan       40,000
Joshua Rosenthal       14,286
Amran Adili            46,667
Kelvin Buneman         50,000
Leo Scopesi            40,000
Mario Renucci          44,643
Mark Franklin          53,571
Paul H. Nielson        40,000
Ryan J. Wade           34,000
Tesi Johal             21,429
Wayne E. Ruthledge     33,333
E & C. De Gennardo     40,000
Anthony Doss           35,714
Nancy K. Poole         40,000
Arthur Guinness       520,000

In 2000, Guinness also issued the following common shares for services rendered in 1999.

Lawrence A. Guinness        765,000
Arthur Korn                 250,000
Lawrence A. Guinness      1,500,000
Dixie Tanner                250,000
Richard A. Morse            500,000

Based on subscription agreements and the investors relationship with Guinness, the above common shares were all issued to accredited investors pursuant to Rule 506 of Regulation D.

January 01 to September 30 2000, Guinness issued the following common shares for services pursuant to registration statement on Form S-8.

Chris Berkner               71,000
Robert Scott               35,000
Calico Investment         780,000
Barry Meuse               200,000
Floyd Kling               120,000
Steve Bearman             143,400
Cesar Yumul               250,000
Hitesh Shah               119,845
Delfin Beltran            250,000
Mark S. Kasanin            101,117
Bruce Nelson                30,000
Brad Novak                  25,000
John Ramirez                 6,000
Mike Williams               35,000
Damon Giglio               500,000
Larry Simon                250,000
Grady Clifford              36,000
J. Becker                    3,900
D.A. Kreiger                10,000
Mike Lawrence                27,008
Jack Mavis                    6,362
Mike McLaughlin              10,000
Barry Meuse                 200,000
B. Meyer                     20,000
Ravi Iyer                    12,475

January 01 to September 30 2000, Guinness also issued the following common shares (144) for services.

Steve Bearman              104,000
Chris Berkner              280,000
Calico Investment         510,000
Floyd Kling               130,000
Delfin Beltran            200,000
Greg Martin               750,000
Al Roensch                100,000
Howard Schraub             200,000
Shilpa Agarkar              10,000
Deborah Crooks              25,000
Peter Froelich              25,000
Gabriele Chiesa             20,000
Kelly Ireson                5,000
Robert Scott               35,000
Renee Oakes                10,000
Mary Tanner               100,000
Kelly Ireson                5,000
Mike McLaughlin            15,000

January 01 to September 30 2000, Guinness also issued the following common shares for cash.

Howard Schruab             200,000
Margaret Despart            40,000
Michael Williams            16,667
Robert Camerano             11,765
William Stewart             11,765
Michael D. Irwin           120,000
Randy Horning               62,500
Ed Hinker                   15,385
Barbara Hill                12,000
Mark D. & R.  Ellis Trust    4,444
Victor R. & W. Davis         5,000
Garth Page                  25,000
Susan Pavey                  3,704
Roger D. Preston             5,000
Aaron Knox                  12,000
Robert Camerano             20,000
Donald D. Yoder             16,000
Jack Craig                  10,000
Joseph Ross Craig            3,000
Brian Miller                   500
John D. & Joan Hammond       2,000
Jewett Cristian III            500
Lori E. Davis                1,000
Michael T. & E. Flom         3,500
Fred A. Wolff                4,000

William T. McLeran          18,300
Mohan Rishwani               5,000
Allen T. Gunter             10,000
Brian Miller                 5,000
Victor R. & W. Davis         3,500
Martin Friedman IRA          2,000
Donald D. Yoder             12,000
Joshua Rosenthal            12,500
Melvin H. & Ester Horning    6,000
Norman Duke                 10,000
Mark Franklin                4,000
Frank DeLassandro            5,000
Gabriele Chiesa             40,000
Michael Williams            16,000
Glen Gobar                 111,000
M. Boltz&K. Goldberg-Boltz   5,000
Jerry Murphy                10,000
Unitemized                 115,941

January 01 to September 30 2000, Guinness also issued the following common shares for acquisitions, equipment and payoffs.

Newssurfer.com            1,000,000
Dymmel                       50,000
Pryor                        35,000
Calico                      780,000
J. Gordon                     5,000

Based on subscription agreements and the investors' relationship with Guinness, the above common shares were all issued to accredited investors pursuant to Rule 506 of Regulation D.

On August 4, 2000, Guinness issued 1,000,000 shares of stock valued at $2.50 per share to NewsSurfer.com Corporation in exchange for the assets of NewsSurfer.com Corporation and the assumption of $41,000 in
liabilities.   These shares were issued to a sophisticated investor
pursuant to an exemption from registration under Section 4(2).

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation incorporated by reference
                  to Form 10SB
(3.1)             Bylaws incorporated by reference to Form 10SB
(4)               Specimen certificate for common stock incorporated
by
                  reference to Form 10SB
(4.1)             Investment Agreement
(4.2)             Registration Rights Agreement
(4.3)             Warrant to Purchase Common Stock of Guinness. ("N"
Shares)
(4.4)             Acknowledgement
(4.5)             Letter to Transfer Agent
(4.6)             Warrant Agreement
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Consulting Agreement with Stellcom, Inc. dated July
31,
                  2000 incorporated by reference to Amendment 1 to the
                  registration statement filed November 6, 2000
(10.1)            Acquisition agreement with NewsSurfer.com
Corporation
                  dated August 4, 2000
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable


(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
 (22)              Not Applicable
(23)              Not Applicable
(24)              Consent of Rooney Ida Nolt Ahern Accountancy
                  Corporation Certified Public Accountants
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospecutus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

 (d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned duly authorized person.

Date:    December 14, 2000

Guinness Telli*Phone Corporation

/s/Lawrence Guinness
-----------------------------------------
By: Lawrence Guinness, President


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

/s/Lawrence Guinness
-----------------------------------------          12/14/00
Lawrence Guinness
President and Director
(Principal Executive Officer)

/s/Arthur Korn
------------------------------------------        12/14/00
Arthur Korn
Chief Financial Officer, Controller
And Director

/s/Dixie K. Tanner
------------------------------------------        12/14/00
Dixie K. Tanner
Director